As filed with the Securities and Exchange Commission on October 30, 1996
                                                   Registration No. 333-12393
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 AMENDMENT NO. 1

                                       TO
                                    FORM SB-2
                             Registration Statement
                                      Under
                           The Securities Act of 1933



                         ACCELR8 TECHNOLOGY CORPORATION
         --------------------------------------------------------------
        (Exact name of small business issuer as specified in its charter)

          Colorado                        7371                     84-1072256
----------------------------    ---------------------------  -------------------
(State or other jurisdiction   (Primary Standard Industrial   (I.R.S. Employer
    of incorporation or          Industrial Classification   Identification No.)
       organization)                   Code Number)


                                                     Thomas V. Geimer
 303 East Seventeenth Avenue                   303 East Seventeenth Avenue
          Suite 108                                   303 Suite 108
  Denver, Colorado 80203                        Denver, Colorado 80203
      (303) 863-8088                                (303) 863-8088
--------------------------------             ----------------------------------
(Address and  telephone  number             (Name,address and telephone number
   of  registrant's  principal                      of agent for service)
executive offices and principal
        place of business)

                                   Copies to:

   Henry F. Schlueter, Esq.                           David C. Roos, Esq.
   Charles L. Borgman, Esq.                   Berliner Zisser Walter & Gallegos
    Schlueter & Associates                          One Norwest Center
 1050 17th Street, Suite 1700                  1700 Lincoln Street, Suite 4700
    Denver, Colorado 80202                       Denver, Colorado 80203-4547
        (303) 292-3883                               (303) 830-1700

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /__/

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /__/

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /__/



                                          CALCULATION OF REGISTRATION FEE
===================================================================================================================================
  Title of Each Class                            Amount             Proposed Maximum     Proposed Maximum           Amount
     of Securities                                to be               Offering Price     Aggregate Offering           of
   to be Registered                             Registered            Per Share(1)          Price (1)           Registration Fee
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value                      1,000,000(2)              $9.00            $9,000,000(2)            $2,727
-----------------------------------------------------------------------------------------------------------------------------------
Representative's Warrants                          34,500                .00289                   100                   --
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value,(3)                     34,500                 10.80               372,600                  113
Underlying Representative's Warrants
------------------------------------------------------------------------------------------------------------------------------------
Affiliate's Warrants (4)                           60,000                 0.24                 14,400                    4
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value, Underlying             60,000                 9.00                540,000                  164
Warrants Issuable Upon Exercise of
Affiliate's Warrants (5)
------------------------------------------------------------------------------------------------------------------------------------
Employee Options (6)                               90,000                 0.36                 32,400                   10
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value, Underlying
Options Issuable Upon Exercise of
Employee Options                                   90,000                 9.00                810,000                  245
------------------------------------------------------------------------------------------------------------------------------------
                   Total                                                                  $10,769,500               $3,263
====================================================================================================================================
                                                                                                       (Footnotes on following page)


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.
(2) Does not include 150,000 shares that the Underwriters have the option to purchase to cover over-allotments, if any, from the selling warrantholder and certain holders of employee options. See Note (8) below.
(3)  Pursuant to Rule 416,  includes  such  indeterminate  number of  additional shares as may be required for issuance upon exercise of the Representative's Warrants as a result of any adjustment in the number of shares issuable upon such exercise by reason of the anti-dilution provisions of the Representative's Warrants.
(4)  To be offered and sold by the selling warrantholder.
(5)  Shares issuable upon exercise of the affiliate's warrants.
(6)  To be offered and sold by the selling optionholders.
(7)  Shares issuable upon exercise of the employee options.
(8) The Underwriters' option to purchase up to an additional 150,000 shares will be satisfied by the exercise by the selling warrantholder of 60,000 warrants and the exercise by certain holders of employee options of 90,000 options.



The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.


                                     CROSS REFERENCE SHEET BETWEEN ITEMS
                                     OF FORM SB-2 AND PROSPECTUS

Item Number       Item                                                       Location in Prospectus
-----------       ----                                                       ----------------------

Item 1.    Front of Registration Statement and
           Outside Front Cover of Prospectus                          Cover Page

Item 2.    Inside Front and Outside Back Cover Pages of Prospectus    Inside Front Cover and Outside Back Cover

Item 3.    Summary Information and Risk Factors                       Prospectus Summary, Risk Factors

Item 4.    Use of Proceeds                                            Use of Proceeds

Item 5.    Determination of Offering Price                            Outside Front Cover Page, Risk Factors,
                                                                      Underwriting

Item 6.    Dilution                                                   Dilution; Risk Factors

Item 7.    Selling Security Holders                                   Outside Front and Inside Front Cover Pages;
                                                                      Principal Shareholders; and Selling Warrantholder
                                                                      and Selling Optionholders

Item 8.    Plan of Distribution                                       Underwriting

Item 9.    Legal Proceedings                                          Legal Proceedings

Item 10.   Directors, Executive Officers, Promoters
           and Control Person                                         Management

Item 11.   Security Ownership of Certain
           Beneficial Owners and Management                           Principal Shareholders

Item 12.   Description of Securities                                  Description of Securities

Item 13.   Interest of Named Experts and Counsel                      Not Applicable

Item 14.   Disclosure of Commission Position on
           Indemnification for Securities Act                         Underwriting and Undertakings
           Liabilities

Item 15.   Organization Within Last Five Years                        Not Applicable

Item 16.   Description of Business                                    Business

Item 17.   Management's Discussion and Analysis
           or Plan of Operation                                       Management's Discussion
                                                                      and Analysis of Financial Condition
                                                                      and Results of Operations

                                      iii



Item 18.   Description of Property                                    Business

Item 19.   Certain Relationships and Related Transactions             Certain Transactions

Item 20.   Market for Common Equity and Related Stockholder Matters   Cover Page of Prospectus, Risk Factors,
                                                                      Price Range of Common Stock

Item 21.   Executive Compensation                                     Management-Executive Compensation

Item 22.   Financial Statements                                       Financial Statements

Item 23.   Changes In and Disagreements With
           Accountants on Accounting and Financial
           Disclosure                                                 Not Applicable


                                EXPLANATORY NOTE

     This Registration Statement covers the registration of (i) 1,000,000 shares of no par value common stock (the "Common Stock") of Accelr8 Technology Corporation (the "Company"); (ii) 60,000 warrants to purchase Common Stock (the "Affiliate's Warrants") and 60,000 shares of Common Stock underlying the
Affiliate's Warrants for sale by the holder thereof (the "Selling Warrantholder"); and (iii) 90,000 options to purchase Common Stock (the "Employee Options") and 90,000 shares of Common Stock underlying the Employee Options for sale by the holders thereof (the "Selling Optionholders" ). The shares issued upon exercise of the Affiliate's Warrants and the Employee Options will be used to satisfy the Underwriters' over-allotment option. Any of the shares not purchased by the Underwriters pursuant to the over-allotment option will be sold after the expiration of a 90-day lock-up period by the Selling Warrantholder and the Selling Optionholders.

     Following the Prospectus are certain pages of the Prospectus relating solely to the Affiliate's Warrants and the shares of Common Stock underlying the Affiliate's Warrants and the Employee Options and the shares of Common Stock underlying the Employee Options, which will be sold by the Selling Warrantholder and the Selling Optionholders if the Underwriters over-allotment option is not exercised in full. These pages have been marked "Alternate-A" pages. These pages include alternate front and back cover pages and cross-reference sheet and sections entitled "Concurrent Sales," " Selling Warrantholder and Selling Optionholders" and "Plan of Distribution" to be included in the Prospectuses delivered by the Selling Warrantholder and Selling Optionholders in connection with the offer and sale by those individuals of the 60,000 Affiliate's Warrants and the 60,000 shares of Common Stock underlying the Affiliate's Warrants and the 90,000 Employee Options and the 90,000 shares of Common Stock underlying the Employee Options. All other sections of the Prospectus for the offering are to be used in the Prospectus relating to the Selling Warrantholder and Selling Optionholders.

                  SUBJECT TO COMPLETION, DATED OCTOBER 30, 1996


                         ACCELR8 TECHNOLOGY CORPORATION

                        1,000,000 Shares of Common Stock


     Accelr8 Technology Corporation ("Accelr8" or the "Company") is hereby offering 1,000,000 shares of its Common Stock. The Company's Common Stock is traded in the over-the-counter market on the Nasdaq Electronic Bulletin Board under the symbol "ACLY." On _______________, 1996, the closing bid and ask prices as reported on the Nasdaq Electronic Bulletin Board were $_______ and $_______, respectively. It is currently anticipated that the public offering price will be between $8.00 and $9.00 per share. The Company has applied for inclusion of its Common Stock in the Nasdaq National Market under the symbol "ACLY" effective upon commencement of this offering. The public offering price of the Common Stock has been determined by negotiations between the Company and the Representative, based in part upon the most recent bid price of the Company's Common Stock. See "Underwriting" and "Price Range of Common Stock."

             See "Risk Factors" beginning on page 4 for information
                     prospective investors should consider.


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

===============================================================================
                  Price to            Underwriting             Proceeds to the
                   Public            Commissions(1)            Company(2)(3)
-------------------------------------------------------------------------------
Per Share         $                     $                       $
-------------------------------------------------------------------------------
Total             $                     $                       $
===============================================================================
(1) Excludes a non-accountable expense allowance equal to 1.5% of the gross proceeds of this offering payable to the Representative of the several Underwriters, and the value of warrants to purchase up to 34,500 shares of Common Stock to be issued to the Representative. The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"). See "Underwriting."


(2) Before deducting expenses payable by the Company estimated at $341,072 including the Representative's non-accountable expense allowance.


(3) Certain employees of the Company holding options and warrants to purchase the Company's Common Stock have granted to the Underwriters a 45-day option to purchase up to 150,000 additional shares solely to cover over-allotments, if any. The Company will not receive any proceeds from the sale of such shares. See "Underwriting."

     The shares of Common Stock are offered by the Underwriters subject to prior sale when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to withdraw, cancel or modify such offer and reject any orders in whole or in part, and subject to certain other conditions as set forth in the Underwriting Agreement between the Company and the Underwriters. It is expected that delivery of the certificates for such shares will be made against payment therefor at the offices of Janco Partners, Inc. in Denver, Colorado on or about ___________, 1996.

                              JANCO PARTNERS, INC.

                The date of this Prospectus is ___________, 1996.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

      [Graphic of pie chart showing breakdown of operating system revenues in 1995 and projection year 2000 omitted]





     The Company intends to furnish to its shareholders, annual reports which include audited financial statements reported on by its independent accountants for each fiscal year, and quarterly reports containing unaudited financial information for the first three quarters of each year. The Company will continue to comply with the periodic reporting requirements imposed under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10b-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, all share and per share data in this Prospectus give effect to a proposed one-for-four reverse stock split of the outstanding Common Stock which will be effective prior to the commencement of this offering, and assume no exercise of the Underwriter's over-allotment option or options granted or reserved under the Company's stock option plans or warrants currently outstanding. Prior to commencement of the offering, the Board of Directors will obtain authorization from the Company's shareholders to complete a reverse split of the Company's outstanding Common Stock at a rate ranging from one-for three to one-for-seven. The Board of Directors will complete the reverse split at a rate which is expected to result in a market price of at least $8.00 per share. Certain terms used in this Prospectus are defined in the Glossary beginning at page 41.


                                   The Company


     Accelr8 Technology Corporation (the "Company" or "Accelr8") is a leading provider of software tools and consulting services for the conversion of Digital Equipment Corporation's ("DEC") VAX/VMS Legacy Systems to UNIX open Client/Server environments. VAX/VMS Legacy Systems use a Proprietary computer operating system which is not compatible with other manufacturers' hardware and software applications. In contrast, UNIX is a powerful, open architecture system which is compatible with a wide range of hardware platforms and software applications, including commercial off-the-shelf software ("COTS"). The Company believes that UNIX has become the most widely used Client/Server operating system, and that the trend to Client/Server Open Systems such as the system offered by UNIX and Microsoft Corporation's Windows NT operating system ("NT") will continue for the foreseeable future. In order to attain the advantages of UNIX while preserving their investment in existing software applications, many VAX/VMS users will undertake complex conversions to the UNIX operating system. Company's clients to analyze and implement their UNIX conversions in a predictable and cost-effective manner.

     Based on information published by DEC and other industry sources, management estimates that over 600,000 VAX/VMS Legacy Systems have been installed and that at least 450,000 of such systems are currently in use. The Company's clients have consisted primarily of Fortune 1000 companies and governmental agencies that utilize one or more VAX/VMS Legacy Systems. These organizations typically have significant technology budgets and recurring systems development and maintenance needs which the Company addresses through its software tools and consulting services. The Company's clients include, among others, Electronic Data Systems Corp., Proctor & Gamble, Kellogg Co., McDonnell Douglas Corp., Delta Air Lines Corp., Daimler Benz AG, the United States Army and the United States Navy.


     The Company's total revenues have increased from $688,885 in fiscal 1994 to $2,097,011 in fiscal 1996, and net income increased from a loss of ($261,750) in fiscal 1994 to $1,192,780 in fiscal 1996. The growth in revenues and net income reflects the Company's decision in fiscal 1994 to develop specialized consulting services which can be delivered with the Company's software tools as an integrated solution to clients' conversion needs. The Company's consulting services accounted for approximately 51% of 1996 revenues. The growth in revenues and net income also reflects the Company's success in establishing international sales, which accounted for approximately 15% of total revenues in fiscal 1996 as compared to approximately 7% of total revenues in fiscal 1995.

     The Company is currently engaged in the development of additional software tools which will complement its existing suite of conversion tools and services. The Company has commenced development of software tools that are to be used in converting VAX/VMS Legacy Systems to the NT operating system, running on DEC Alpha servers. The Company has also completed preliminary development of a software tool that identifies "Year 2000 Problems" in the VAX/VMS environment. The Year 2000 Problem is expected to create widespread system failures due to the use of computer programs that rely on two-digit date codes to perform computations and other decision-making functions. The Company expects to use a portion of the net proceeds from this offering to complete and introduce those products during the second calendar quarter of 1997.

     The Company's objective is to enhance its position as a leading provider of software tools and consulting services which are targeted to VAX/VMS Legacy System conversions and related Re-engineering services. The Company's strategy for achieving its objectives includes: (i) continuing to emphasize the integration of specialized consulting services with the Company's suite of software tools, including the establishment of up to ten three-person "conversion teams" in order to staff the anticipated increase in conversion projects to be performed by the Company; (ii) developing and introducing new software tools and services, such as those relating to the Year 2000 Problem and conversion from VAX/VMS Legacy Systems to NT running on DEC Alpha servers; (iii) development of relationships with significant providers of outsourcing services for an entity's information technology needs; (iv) expanding the Company's international marketing programs, particularly in Europe and Asia; (v) securing additional consulting projects from existing and future clients; (vi) continuing to target large corporations and government agencies which require integrated solutions to their Legacy System conversion needs; and (vii) investing in or acquiring complementary businesses, technologies or product lines.

     The Company was incorporated in the State of Colorado in 1982. The Company's executive offices are located at 303 East 17th Avenue, Suite 108, Denver, Colorado, and its telephone number is (303) 863-8088.

                                  The Offering


Common Stock offered by the Company               1,000,000 shares


Common Stock Outstanding  after the Offering      6,492,500 shares(1)


Use of Proceeds                                   For (i) creation of additional
                                                  technical  teams  to  work  on
                                                  Legacy     Code     conversion
                                                  projects; (ii) completion of a
                                                  Year  2000  Problem  audit and
                                                  analysis  tool for the VAX/VMS
                                                  customer  base and the related
                                                  expansion  of  technical   and
                                                  marketing     staff;     (iii)
                                                  development   of  products  to
                                                  capitalize  on the  VAX/VMS to
                                                  NT conversion  opportunity and
                                                  the   related   expansion   of
                                                  technical and marketing staff;
                                                  (iv)    acquisition    of   or
                                                  investment  in   complementary
                                                  businesses,   technologies  or
                                                  product lines; and (v) general
                                                  corporate purposes,  including
                                                  working  capital and hiring of
                                                  additional    managerial   and
                                                  technical personnel.

  Proposed Nasdaq  National Market Symbol         ACLY(2)


-----------


(1) Excludes 475,000 shares of Common Stock issuable upon exercise of employee stock options and 1,200,000 shares of Common Stock issuable upon the exercise of warrants and options held by an affiliate. The Representative has agreed to cover over-allotments from the exercise of 90,000 employee options and 60,000 warrants. See "Management--Compensation Pursuant to Plans."


(2) The Company's Common Stock is currently trading on the Electronic Bulletin Board under this symbol.

                                       2



                                           Summary Financial Information

                                   (In thousands of dollars, except share data)

                                                                            Year Ended July 31,
                                                                --------------------------------------------
Statement of Operations Data:                                      1994             1995              1996
                                                                 --------         --------         ---------

  Revenue:
     Consulting fees                                             $     41         $    294         $   1,075
     Product license and customer support fees                        415              751               684
     Resale of purchased software                                     150              338               338
     Other revenues                                                    83                -                 -
                                                                 --------         --------         ---------
  Total revenue                                                       689            1,383            2,097
  Income (loss) from operations                                      (269)             370             1,114
  Net income (loss)                                                  (262)             382             1,193
  Net income (loss) per share                                       (.048)            .058              .177
                                                                =========        =========         =========
  Weighted average shares outstanding                           5,492,500        6,591,000         6,733,877


                                                                               July 31, 1996
                                                                      -------------------------------
                                                                      Actual            As Adjusted(1)
                                                                      ------            -------------
Balance Sheet Data:
 Working capital                                                      $ 1,704             $ 9,268
 Total assets                                                           2,317               9,881
 Total liabilities                                                        377                 377
  Shareholders' equity                                                  1,940               9,504



--------------------------------------


(1) Adjusted to reflect the sale of 1,000,000 shares of Common Stock offered by the Company hereby, based on an assumed public offering price of $8.50 per share, after deducting the estimated underwriting discount and offering expenses, and after giving effect to the proposed one-for-four Common
     Stock reverse split.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, prospective investors should carefully consider the following risk factors prior to making an investment in the Common Stock offered hereby.


     Dependence on Key Employees. The Company's success depends to a significant extent upon a number of key management and technical personnel, the loss of one or more of whom could have a material adverse effect on the Company's results of operations. The Company carries key man life insurance on seven of its key employees, including Thomas V. Geimer, Harry J. Fleury, Franz Huber and Timothy Fitzpatrick, in the amount of $250,000 for each individual. The Board of Directors has adopted resolutions under which one-half of the proceeds of any such insurance will be dedicated to a beneficiary designated by the insured. There can be no assurance that the proceeds from such life insurance policies would be sufficient to compensate the Company for the loss of any of these employees, and these policies do not provide any benefits to the Company if these employees become disabled or are otherwise unable to render services to the Company. Further, the Company does not curently have employment agreements with any of its officers or key employees, and does not currently intend to have such employment agreements in the future. The Company believes that its continued success will depend in large part upon its ability to attract and retain highly-skilled technical, managerial, sales and marketing personnel. There can be no assurance that the Company will be successful in attracting and retaining the personnel it requires to develop and market new and enhanced products and to conduct its operations successfully. See "Management."


         Management of Growth. The Company's rapid growth in business in recent quarters has placed and may continue to place a significant strain on the Company, particularly on its customer services organization. Any failure by the Company to respond quickly to the service needs of its customers could cause the loss of customers and have a material adverse effect on the Company's results of operations. The Company's future operating results will depend on its ability to expand its services organization and infrastructure commensurate with its expanding base of customers and on its ability to attract, hire and retain skilled employees. There can be no assurance that the Company will be able to effectively manage any future growth. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Dependence on Conversion of DEC VAX/VMS Legacy Systems. The Company's principal software products and services are designed for conversion from VAX/VMS Legacy Systems to UNIX open Client/Server environments. To date substantially all of the Company's revenues have been derived from sales of these products and services. Future revenues from sales of products and services are therefore dependent upon users of VAX/VMS Legacy Systems electing to convert their data and applications to UNIX or NT environments. To the extent that users of VAX/VMS Legacy Systems elect to abandon their VAX/VMS applications and data, and to rewrite their information technology systems entirely in UNIX or NT environments without conversion, the Company's revenues and future prospects could be materially and adversely affected. See "Business."


     Concentration of Revenues. A significant portion of the Company's revenues have been derived from substantial orders placed by a small number of customers. As a result, the Company's revenues have been concentrated among a relatively small number of customers. In fiscal 1996 revenues from the Company's three largest customers amounted to 42% of the Company's total revenues, and in fiscal 1995 only one customer accounted for revenues in excess of 10% (i.e., 11% of total revenues). The Company expects that it will continue to be dependent upon a limited number of customers for significant portions of its revenues in future periods. Generally, the Company is hired for a specific project that will be completed within a fixed period of time. Once a project has been completed, customers generally will not require significant services in the future. However, during particular periods, certain customers may be significant. There can be no assurance that revenues from customers that accounted for significant revenues in past periods, individually or as a group, will continue, or if continued will reach or exceed historical levels in any future period. The Company's operating results may in the future be subject to substantial period-to-period fluctuations as a consequence of such customer concentration.


     Reliance on Existing Products. Substantially all of the Company's software license fee revenues and its consulting revenues are derived from the Company's VAX/VMS conversion activities. If license sales, consulting revenues or pricing levels of Accelr8's products were to decline materially, whether as a result of technological change, competition or any other factors, the Company's business, results of operations and financial condition would be adversely affected.

     Ability to Respond to Technological Change. The Company's future success will depend significantly on its ability to enhance its current products and develop or acquire and market new products which keep pace with technological developments and evolving industry standards as well as respond to changes in customer needs. There can be no assurance that the Company will be successful in developing or acquiring product enhancements or new products to address changing technologies and customer requirements adequately, that it can introduce such products on a timely basis, or that any such products or enhancements will be successful in the marketplace. The Company's delay or failure to develop or acquire technological improvements or to adapt its products to technological change would have a material adverse effect on the Company's business, results of operations and financial condition.

     Dependence Upon Proprietary Technology; Intellectual Property Rights. The Company relies primarily on a combination of copyright, trademark and trade secret laws, employee and third party disclosure agreements, license agreements and other intellectual property protection methods to protect its Proprietary rights. The Company's Proprietary software products are generally licensed to customers on a "right to use" basis pursuant to a perpetual, nontransferable license that generally restricts use to the customer's internal purposes and to a specific computer platform that has been assigned a "key code." However, it may be possible for unauthorized third parties to copy or reverse engineer certain portions of the Company's products or obtain and use information the Company regards as Proprietary. The Company currently has no patents and existing trade secret and copy right laws provide only limited protection. The Company's competitive position and operations may be adversely affected by unauthorized use of its Proprietary information, and there can be no assurance that the protections put in place by the Company will be adequate.

     There can be no assurance that third parties will not assert infringement or other claims against the Company with respect to any existing or future products, or that licenses would be available if any Company technology were successfully challenged by a third party, or if it became desirable to use any third-party technology to enhance the Company's products. Litigation to protect the Company's Proprietary information or to determine the validity of any third-party claims could result in significant expense to the Company and divert the efforts of the Company's technical and management personnel, whether or not such litigation is determined in favor of the Company. See "Business -- Intellectual Property."

     Competition. The market for the Company's products and services is competitive and subject to rapid change. Further, the Company's products currently compete primarily in the conversion of VAX/VMS Legacy Systems to UNIX. Management believes that there are only two companies that compete directly with the Company in conversion from VAX/VMS Legacy Systems to UNIX Operating Systems. However, management believes that the Company offers a broader range of products and services than either of these competitors, and is therefore able to compete successfully against them. Although DEC does not offer its own products for conversion from its VAX/VMS Legacy Systems to UNIX, should DEC choose to do so, the Company could be materially and adversely affected. There can be no assurance that competitors will not develop products or alternative technologies that: (i) are superior to the Company's products; (ii) achieve greater market acceptance; or (iii) make the Company's products obsolete. Further, there can be no assurance that the Company will be able to compete successfully with its present or potential competition, or that competition will not have a material adverse effect on the Company's results of operations and financial condition. See "Business -- Competition."

     Possible Volatility of Stock Price; Dividend Policy. Although the Common Stock is expected to be approved for quotation on the Nasdaq National Market upon notice of issuance, there can be no assurance that an active trading market will develop. The market price of the Common Stock could be subject to significant fluctuations in response to variations in actual and anticipated quarterly operating results, changes in earnings estimates by analysts, announcements of new products or technological innovations by the Company or its competitors, and other events or factors. In addition, the stocks of many technology companies have experienced extreme price and volume fluctuations that have often been unrelated to the companies' operating performance. The Company does not intend to pay any cash dividends on its Common Stock in the foreseeable future. See "Dividend Policy."

     Control by Management. After completion of this offering, the officers, directors and key employees of the Company will own approximately 26% of the outstanding shares of Common Stock, and if they exercise all of the options and warrants that they currently hold, they will own approximately 40% of the Company's outstanding shares of Common Stock. Due to their stock ownership, the officers, directors and key employees may be in a position to elect the Board of Directors and, therefore, control the business and affairs of the Company, including certain significant corporate actions such as acquisitions, the sale or purchase of assets and the issuance and sale of the Company's securities. See "Principal Shareholders" and "Description of Securities--Common Stock."

     Shares Eligible for Future Sale; Rights to Acquire Shares. At the date of this Prospectus, the Company has reserved 475,000 shares of Common Stock for issuance on exercise of options granted under its stock option plan, of which options to purchase 475,000 shares were outstanding at July 31, 1996 ("Employee Options"). Warrants and options to purchase an additional 1,200,000 shares also were outstanding at July 31, 1996 ("Affiliate's Warrants"). The exercise prices of the Employee Options and Affiliate's Warrants range from $0.24 per share to $0.36 per share, with a weighted average exercise price per share of $0.27. Sales of Common Stock underlying Employee Options or Affiliate's Warrants may adversely affect the price of the Common Stock. The existence of such options and warrants may adversely affect the terms on which the Company may obtain additional equity capital in the future. In addition, the Board of Directors has adopted resolutions establishing an incentive stock option plan and a non-qualified stock option plan, which will be submitted to the shareholders for their approval. An aggregate of 1,000,000 additional shares of Common Stock have been reserved for issuance under these two new plans.


     Short History of Profitability. Although the Company has been profitable in each of the last two fiscal years, it had an accumulated deficit of $72,703 as of July 31, 1996. There can be no assurance that revenue growth or profitable operations can be sustained in the future. See " Management's Discussion and Analysis of Financial Condition and Results of Operations."


     Immediate Substantial Dilution. As of July 31, 1996, the Company's net tangible book value per share was $0.35. Based on certain assumptions, purchasers of shares of Common Stock in this offering will experience immediate substantial dilution of $7.04 per share. See "Dilution."


     Important Factors Related to Forward-Looking Statements and Associated Risks. This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Act and Section 21E of the Exchange Act and the Company intends that such forward-looking statements be subject to the safe harbors created thereby. These forward-looking statements include the plans and objectives of management for future operations, including plans and objectives relating to the products and future economic performance of the Company. The forward-looking statements and associated risks set forth in this Prospectus include or relate to (i) the successful development and marketing of the Year 2000 Problem audit and analysis tool for the DEC-installed customer base; (ii) increasing sales through the creation of ten three-person conversion field teams; (iii) success of additional marketing initiatives to be undertaken by the Company; (iv) increases in international sales as a result of the execution of distribution agreements in Australia and Southeast Asia; (v) expansion of sales to the DEC-installed customer base; (vi) success of the Company's development of its VAX/VMS conversion tool for NT users; (vii) success in diversifying the Company's market through increasing sales to non-DEC customers; (viii) achievement of high gross profit margins by targeting larger conversion projects in government and commercial enterprises; and (ix) success of the Company in achieving increases in net sales such that cost of goods sold and selling, general and administrative expenses decrease as a percentage of net sales.

     The forward-looking statements included herein are based on current expectations that involve a number of risks and uncertainties. These forward-looking statements are based on assumptions that the Company will continue to provide services and develop, market and ship products on a timely basis, that competitive conditions within the software industry will not change materially or adversely, that demand for the Company's products and services will remain strong, that the Company will retain existing independent sales representatives and key management personnel, that the Company's forecasts will accurately anticipate market demand and that there will be no material adverse change in the Company's operations or business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking information will be realized. In addition, as disclosed elsewhere under other risk factors, the business and operations of the Company are subject to substantial risks which increase the uncertainty inherent in such forward-looking statements. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives or plans of the Company will be achieved.

                                 USE OF PROCEEDS


     Based on an assumed offering price of $8.50 per share, the net proceeds to the Company from the sale of the 1,000,000 shares of Common Stock offered by the Company are estimated to be approximately $7,563,928. If the Underwriters' over-allotment option is fully exercised, the Company will not receive any proceeds from the sale of those shares by the Selling Warrantholder and the Selling Optionholders. However, the Company will receive the exercise price for all options and warrants exercised.

     The Company expects to use $2,000,000 of the net proceeds to finance the creation of ten three-person conversion teams which will permit the Company to staff projects for larger Legacy Code conversions. Such proceeds will also be used to purchase computer equipment and related software, furniture and fixtures and leasehold improvements required to support the conversion teams. In addition, the Company expects to use $2,000,000 of the net proceeds to finance completion of the Year 2000 Problem audit and analysis tool for the DEC installed customer base, to expand the Company's technical and marketing staff to pursue expected growth in the services portion of the Company's business as it relates to the Year 2000 Problem, and for advertising and promotion of the Company's Year 2000 capabilities. The Company also expects to use approximately $2,500,000 of the net proceeds to develop products that relate to the VAX/VMS to NT conversion opportunity, to hire the consultants who have been developing the Company's NT conversion product as employees rather than consultants, and to expand the technical and marketing staff to pursue the expected growth in this area. See " Business." The balance of the proceeds will be used for working capital and general corporate purposes, including hiring additional personnel and the possible investment in, strategic acquisition of or joint ventures with, complementary businesses, technologies or product lines. As of the date of this Prospectus the Company has no plans, arrangements, understandings or commitments with respect to any such material investments, acquisitions or joint ventures, nor is the Company engaged in negotiations with respect to any such matter. There can be no assurance that any such investments, acquisitions or joint ventures will become available on terms acceptable to the Company. See "Business--Business Strategy."


     The foregoing represents the Company's best estimate of the use of the net proceeds to be received in this offering based on current planning and business conditions. The Company reserves the right to change such uses when and if market conditions or unexpected changes in operating conditions or results occur. The amounts actually expended for each use may vary significantly depending upon a number of factors, including future sales growth and the amount of cash generated by the Company's operations. Net proceeds not immediately required for the purposes described above will be invested principally in U.S. government securities, short-term certificates of deposit, money market funds or other short-term, interest-bearing securities.


                                 DIVIDEND POLICY

     The Company has never declared or paid cash dividends on its Common Stock. The Company plans to retain all future earnings (if any) for use in its business and, therefore, does not anticipate paying any cash or stock dividends in the foreseeable future. Any payment of cash dividends in the future will be dependent upon the Company's financial condition and results of operations, as well as other factors that the Board of Directors deems relevant.

                           PRICE RANGE OF COMMON STOCK

     The Company's Common Stock is traded in the over-the-counter market on the Nasdaq Electronic Bulletin Board under the symbol "ACLY." The Company has applied for inclusion, effective upon commencement of this offering, of the Common Stock on the Nasdaq National Market.


     The table set forth below presents the range, on a quarterly basis, of high and low bid prices per share of Common Stock as reported by the National Quotation Bureau, Inc. The prices have been adjusted to reflect an expected one-for-four reverse stock split that will be completed prior to commencement of this offering. The quotations represent prices between dealers and do not include retail markup, markdown or commissions and may not necessarily represent actual transactions.
    Quarter Ended                    High Bid                 Low Bid
    -------------                    --------                 -------
    Fiscal 1995
        October 31, 1994               .25                       .08
        January 31, 1995               .16                       .08
        April 30, 1995                 .22                       .08
        July 31, 1995                  .56                       .08
    Fiscal 1996
        October 31, 1995               .56                       .48
        January 31, 1996               .64                       .44
        April 30, 1996                1.50                       .80
        July 31, 1996                 4.00                      1.40



     The closing bid price of the Common Stock as of October 28, 1996, was $1.9375 per share ($7.75 as adjusted for the proposed one-for-four reverse stock split). The Company had approximately 141 shareholders of record as of July 31, 1996, which does not include shareholders whose shares are held in street or nominee names.

                                    DILUTION


     The net tangible book value of the Company's Common Stock at July 31, 1996, was $1,939,716 or $0.35 per share. Assuming an offering price of $8.50 per share, the net tangible book value per share will increase as a result of this offering to approximately $1.46 (without adjustment for other changes in net tangible book value subsequent to July 31, 1996), resulting in an immediate substantial dilution to new shareholders of $7.04 per share (82.82%). Dilution is the reduction in value of the investor's investment measured by the difference between the price per share in the public offering and the net tangible book value per share at July 31, 1996, plus the increase attributable to purchases by shareholders in this offering. "Net tangible book value per share" represents the amount of total tangible assets, less total liabilities, divided by the number of shares of Common Stock outstanding. The following table illustrates the per share effect of this dilution on purchasers in this offering. See "Description of Securities" and "Financial Statements."

Public Offering Price Per Share                                 $8.50


Net Tangible Book Value Per
  Share at July 31, 1996(1)                          $0.35

Increase Per Share Attributable
  to Purchases by New Shareholders                   $1.11
                                                     -----
Pro Forma Net Tangible Book Value
  Per Share After Offering(2)                                   $1.46
                                                                -----
Dilution to New Shareholders                                    $7.04
                                                                =====
Percent of Offering Price                                       82.82%
                                                                =====

--------------------------------------
(1) Amount results from subtracting the total liabilities and intangible assets of the Company from its total assets and dividing the remainder by the number of shares of Common Stock outstanding.

(2) Includes the net tangible book value of $1,939,716 at July 31, 1996, plus estimated net proceeds of this offering, after payment of expenses and underwriting discounts and commissions, of $7,563,928 Does not include: (i) 34,500 shares underlying the Representative's Warrants; or (ii) the shares included in the over-allotment option.

     Assuming the sale of 1,000,000 shares at an assumed offering price of $8.50 per share to the investors in this offering, investors in this offering will own approximately 15.4% of the issued and outstanding Common Stock (approximately 17.3% of the issued and outstanding Common Stock if the over-allotment option is exercised in full). This compares with 5,492,500 shares of Common Stock held by existing shareholders of the Company, for which the Company was paid an aggregate consideration of $2,012,419 upon initial issuance, or an average of approximately $0.366 per share, and which will constitute approximately 84.6% of the issued and outstanding Common Stock following this offering (approximately 82.7% if the over-allotment option is exercised in full). Except as otherwise stated, the foregoing information assumes no exercise of the over-allotment option, no exercise of outstanding options or warrants and no exercise of the Representative's Warrants. To the extent that currently outstanding options or warrants are exercised, there will be further dilution to new investors.

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company as of July 31, 1996, as adjusted to give effect to the sale of 1,000,000 shares of Common Stock at an assumed offering price of $8.50 per share (and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company).


                                                                   July 31, 1996
                                                        ---------------------------------
                                                          Actual              As adjusted
                                                        ----------            -----------
Shareholders' equity:
     Common Stock,  without par value;  11,000,000
       shares authorized;  5,492,500 shares issued
       and outstanding at July 31, 1996; 6,492,500
       issued and outstanding, as adjusted (1).......   $1,970,970              $9,534,898
     Contributed capital.............................       41,449                  41,449
     Accumulated deficit.............................      (72,703)                (72,703)
                                                        ----------              ----------
     Total shareholders' equity......................   $1,939,716              $9,503,644
                                                        ==========              -=========
          Total capitalization.......................   $1,939,716              $9,503,644
                                                        ==========              ==========

------------------------------------------
(1) Excludes (i) 475,000 shares of Common Stock issuable upon exercise of the Employee Options; and (ii) 1,200,000 shares of Common Stock issuable upon exercise of the Affiliate's Warrants. See "Management--Compensation Pursuant to Plans ." Gives effect to a proposed one-for-four reverse split of the authorized and the issued and outstanding shares of the Company's Common Stock to be effective prior to commencement of this offering.

                             SELECTED FINANCIAL DATA

     The following selected financial data should be read in conjunction with the financial statements and related notes thereto appearing elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected financial data as of July 31, 1995 and 1996 and for each of the three years in the period ended July 31, 1996 have been derived from the financial statements of the Company which have been audited by the Company's independent auditors and are included elsewhere in this Prospectus. The selected financial data for each of the two years in the period ended July 31, 1993 have been derived from the audited financial statements of the Company not included herein. The selected financial data provided below is not necessarily indicative of the future results of operations or financial performance of the Company.



                                                                                Year Ended July 31,
                                                      ---------------------------------------------------------------------------
Statement of Operations Data:                          1992            1993            1994             1995            1996
                                                       ----            ----            ----             ----            ----
                                                                        (in thousands except per share data)

  Revenue:
    Product license and customer support fees         $ 626           $ 769           $ 415            $ 751           $ 684
    Resale of purchased software                         --              37             150              338             338
    Consulting fees                                      --              71              41              294           1,075
    Other revenues                                       --              --              83               --              --
                                                  ---------       ---------       ---------        ---------       ---------
  Total revenue                                         626             877             689            1,383           2,097
  Income (loss) from operations                        (225)            (20)           (269)             370           1,114
  Net income (loss)                                    (218)            (10)           (262)             382           1,193
  Net income (loss) per share                         (.044)          (.002)          (.048)            .058            .177
  Weighted average shares outstanding             4,956,667       5,492,500       5,492,500        6,591,000       6,733,877


                                                     July 31,
                                          ------------------------------
                                           1995                   1996
                                           ----                   ----
Balance Sheet Data:
  Working capital                         $ 500                 $   1,704
  Current assets                            731                     2,011
  Current liabilities                       231                       307
  Total assets                              978                     2,317
  Total liabilities                         231                       377
  Shareholders' equity                      747                     1,940

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview


     The Company began to develop software conversion tools for VAX/VMS users to convert to UNIX environments in 1987. The Company's total revenues have increased from $688,885 in fiscal 1994 to $2,097,011 in fiscal 1996, and net income has increased from a loss of ($261,750) in fiscal 1994 to $1,192,780 in fiscal 1996. The growth in revenues and net income reflects the Company's decision in fiscal 1994 to develop specialized consulting services which can be delivered with the Company's software tools as an integrated solution to clients' conversion needs. The Company's consulting services accounted for approximately 51% of 1996 revenues. The growth in revenues and net income also reflects the Company's success in establishing international sales, which accounted for approximately 15% of total revenues in fiscal 1996 as compared to 7% of total revenues in fiscal 1995. Future revenues from sales of the Company's products and services are dependent upon users of VAX/VMS Legacy Systems continuing to elect to convert their data and applications to UNIX or NT environments. For further information concerning the Company's dependence upon conversion of DEC VAX/VMS Legacy Systems, please see "Risk Factors-Dependence on Conversion of DEC VAX/VMS Legacy Systems."


     The Company derives its revenue primarily from software license fees, software maintenance fees and professional service fees. The Company's software is licensed to primarily Fortune 1,000 companies and governmental organizations worldwide. Professional services are provided in conjunction with software products and also are sold separately if required by the customer. In addition, the Company realizes license revenue from sales of software by licensees who have embedded the Company's software in their software pursuant to run time licenses. The Company's products and services are marketed through its sales force, both domestically and internationally.


     Revenue is recognized for consulting services as services are performed. Revenue is recognized on product licensing agreements when the Company substantially completes its obligations under the agreement and the customer has accepted the product. Revenue is recognized for customer support services on maintenance agreements using the straight-line method over the term of the agreement. In connection with its software business, the Company functions as a value-added reseller of computer software, in that it licenses certain software from unaffiliated third parties that is included within certain of its software products. The Company recognizes revenue when the computer software is delivered.


Results of Operations

     The following table sets forth, for the periods indicated, the percentage of net sales represented by certain items included in the Company's Statements of Operations:

                                                          Fiscal year ended July 31,
                                                 ------------------------------------------
                                                  1994                1995            1996
                                                  ----                ----            ----
Total revenues                                   100.00%             100.00%         100.00%
Cost of services                                  19.40               10.69           14.86
Cost of software purchased for resale             10.17                7.32            5.61
General and administrative                        43.94               19.12            9.34
Marketing and advertising                         43.37               26.70           15.50
Research and development                          22.10                9.40            1.57
                                                  -----               -----           -----
Income (loss) from operations                    (38.98)              26.77           53.12
Interest income                                    0.98                0.89            2.07
Income tax benefit                                 0.00                0.00            1.69
                                                 ------               -----           -----
Net income (loss)                                (38.00%)             27.66%          56.88%
                                                 ======              ======           =====

                                                       12


Year Ended July 31, 1996 Compared to Year Ended July 31, 1995

     Total revenues for the year ended July 31, 1996, were $2,097,011, an increase of $714,475, or 51.68%, as compared to the year ended July 31, 1995. Consulting fees for the year ended July 31, 1996, were $1,074,744, an increase of $780,614, or 265.40% as compared to the year ended July 31, 1995, and represented 51.25% of total revenues. This increase primarily resulted from management's continued emphasis in fiscal 1996 on marketing of consulting services with less emphasis on marketing of products alone. Management expects this trend to continue in the future. Product license and customer support fees for the year ended July 31, 1996, were $683,997, a decline of $66,587, or 8.87%, as compared to the year ended July 31, 1995. This decline is consistent with the emphasis on consulting noted above. Revenues from the resale of purchased software for the year ended July 31, 1996, were $338,270, an increase of $448, or 0.13%, as compared to the year ended July 31, 1995.

     During the year ended July 31, 1996, sales to the Company's three largest customers were $239,025, $282,100 and $353,075, representing 11.40%, 13.45% and
16.84% of the Company's revenues, respectively. In comparison, sales to a single customer represented 10.88% of total revenues for the year ended July 31, 1995. The loss of a major customer could have a significant impact on the Company's financial performance in any given year.

     Cost of services for the year ended July 31, 1996, was $311,534, an increase of $163,791, or 110.86%, as compared to the year ended July 31, 1995. Cost of services as a percentage of revenues from both consulting fees and product license and customer support fees increased from 14.14% for the year ended July 31, 1995 to 17.71% for the year ended July 31, 1996. This increase occurred principally because of the increased concentration of Company resources and personnel in delivery of consulting services.

     Cost of software purchased for resale for the year ended July 31, 1996, was $117,737, an increase of $16,471 or 16.27%, as compared to the year ended July 31, 1995. This increase was directly related to the increased sales of products and related consulting services.

     General and administrative expenses for the year ended July 31, 1996 were $195,802, a decrease of $68,563, or 25.93%, as compared to the year ended July 31, 1995. This decrease was principally due to reduced salary cost that resulted from the departure of a senior executive who was not replaced.

     Marketing and advertising expenses for the year ended July 31, 1996 were $324,962, a decrease of $44,203, or 11.97%, as compared to the year ended July 31, 1995. This decrease was principally due to decreased advertising in trade publications and termination of direct mail advertising. Management believes that advertising the Company's services and products electronically on the Company's web page is a more cost efficient and effective method to reach the Company's target markets.

     Research and development expenses for the year ended July 31, 1996 were $33,038, a decrease of $96,921, or 74.58%, as compared to the year ended July 31, 1995. This decrease resulted because technical personnel normally involved in research and development provided a substantial amount of technical assistance in connection with the Company's consulting services. For the year ended July 31, 1996, $193,621 of cost of service represented assistance from these technical personnel with consulting projects.

     Interest income for the year ended July 31, 1996, was $43,342, an increase of 250.78%, as compared to the year ended July 31, 1995. This increase resulted from increased cash flows from operations, that could be invested in interest bearing instruments.

     As a result of these factors, operating income for the year ended July 31, 1996, was $1,113,938, an increase of $743,900, or 201.03%, as compared to the year ended July 31, 1995. Net income for the year ended July 31, 1996, was $1,192,780, an increase of $810,386, or 211.92%, as compared to the year ended July 31, 1995.

Year Ended July 31, 1995 Compared to Year Ended July 31, 1994

     Total revenues for the year ended July 31, 1995, were $1,382,536, an increase of $693,651, or 100.69%, as compared to the year ended July 31, 1994.

Consulting fees for the year ended July 31, 1995, were $294,130, an increase of $252,980, or 614.78% as compared to the year ended July 31, 1994, and represented 21.27% of total revenues. This increase primarily resulted from management's emphasis in fiscal 1995 on marketing of consulting services with less emphasis on marketing of products alone. Product license and customer support fees for the year ended July 31, 1995, were $750,584, an increase of $335,577, or 80.86%, as compared to the year ended July 31, 1994. Revenues from the resale of purchased software for the year ended July 31, 1995, were $337,822, an increase of $188,129, or 125.68%, as compared to the year ended July 31, 1994.

     During the year ended July 31, 1995, 10.88% of the Company's revenues were derived from sales to a single customer. In comparison, sales to a single customer represented 14.96% of total revenues for the year ended July 31, 1994. The termination or loss of a single large customer could have a significant impact on the Company's financial performance in any given year.

     Cost of services for the year ended July 31, 1995, was $147,743, an increase of $14,108, or 10.56%, as compared to the year ended July 31, 1994. Cost of services as a percentage of revenues from both consulting fees and product license and customer support fees decreased to 14.14% for the year ended July 31, 1995 from 29.30% for the year ended July 31, 1994.

     Cost of software purchased for resale for the year ended July 31, 1995, was $101,266, an increase of $31,182 or 44.49%, as compared to the year ended July 31, 1994. This increase was directly related to the increased sales of products and related consulting services.

     General and administrative expenses for the year ended July 31, 1995 were $264,365, a decrease of $38,298, or 12.65%, as compared to the year ended July 31, 1994. This decrease was largely due to reduced salary costs.

     Marketing and advertising expenses for the year ended July 31, 1995 were $369,165, an increase of $70,405, or 23.57%, as compared to the year ended July 31, 1994. This increase was principally due to increased advertising in trade publications, increased use of specific product literature and direct mail advertising.

     Research and development expenses for the year ended July 31, 1995 were $129,959, a decrease of $22,286, or 14.64%, as compared to the year ended July 31, 1994. This decrease resulted because technical personnel normally involved in research and development provided a substantial amount of technical assistance in connection with the Company's consulting services. For the year ended July 31, 1995, $21,187 of cost of service represented assistance from these technical personnel with consulting projects.

     Interest income for the year ended July 31, 1995, was $12,356, an increase of 83.00% as compared to the year ended July 31, 1994. This increase resulted from increased cash flow from operations, that could be invested in interest bearing instruments.

     As a result of these factors, operating income for the year ended July 31, 1995, was $370,038, an increase of $638,540, or 237.82%, as compared to the year ended July 31, 1994. Net income for the year ended July 31, 1995, was $382,394, an increase of $644,144, or 246.09%, as compared to the year ended July 31, 1994.

Liquidity and Capital Resources


     The Company has relied principally upon internally generated funds to finance its operations and growth. During the year ended July 31, 1996, the liquidity of the Company improved significantly because of a substantial increase in revenues while expenses remained relatively stable from 1995 to 1996. During the year ended July 31, 1996, cash and cash equivalents increased 221.66% from $437,425 to $1,407,026. The Company generated $1,075,515 cash from operations during the year ended July 31, 1996, compared to $406,610 cash from operations generated during the year ended July 31, 1995. Shareholders' equity increased 159.69% from $746,936 at July 31, 1995, to $1,939,716 at July 31,
1996. The primary reasons for the Company's increased liquidity and shareholders' equity positions is the increased cash flow from operations. At July 31, 1996, the Company had working capital of $1,703,605 and cash equivalents of $1,407,026. The net proceeds to the Company from the sale of securities in this offering are estimated to be $7,563,928. The Company expects that the internally generated funds and funds from this offering will be sufficient to satisfy its needs for at least the 12 months following completion of the offering.

                                    BUSINESS

Introduction

     Accelr8 Technology Corporation is a leading provider of software tools and consulting services for the conversion from DEC's VAX/VMS Legacy Systems to UNIX open Client/Server environments. VAX/VMS Legacy Systems use a Proprietary computer operating system which is not compatible with other manufacturers' hardware and software. In contrast, UNIX is a powerful, open architecture system which is compatible with a wide range of hardware platforms and software applications, including COTS. The Company believes that UNIX has become the most widely used Client/Server operating system, and that the trend to Client/Server Open Systems such as the systems offered by UNIX and NT will continue for the foreseeable future.

     In order to attain the advantages of the UNIX operating system while preserving their investment in existing software applications, many VAX/VMS users will undertake complex conversions to the UNIX operating system. The Company's consulting services and software conversion tools enable the Company's clients to analyze and implement their UNIX conversions in a predictable and cost-effective manner. The Company's clients include a number of Fortune 1000 companies and government agencies, including Electronic Data Systems Corp. ("EDS"), Proctor & Gamble, Kellogg Co., McDonnell Douglas Corp., Delta Air Lines Corp., Daimler Benz AG, the United States Army and the United States Navy.


     The Company is currently engaged in the development of additional software tools which will complement its existing suite of conversion tools and services. The Company has commenced development of software tools that are to be used in converting VAX/VMS Legacy Systems to Microsoft Corporation's Windows NT operating system running on DEC Alpha servers. The Company has also completed preliminary development of a software tool that identifies Year 2000 Problems in the VAX/VMS environment. The Year 2000 Problem is expected to create widespread system failures due to the use of computer programs that rely on two-digit date codes to perform computations and other decision-making functions. The Company expects to use a portion of the net proceeds from this offering to complete and introduce those products during the second calendar quarter of 1997.


Background

     In the 1970's many businesses and governmental organizations relied on mainframe and minicomputers for critical business functions. Each hardware manufacturer sought to establish a competitive advantage by developing "closed" environments which were compatible only with the manufacturer's Proprietary equipment and software applications. Thus a customer was locked into a mission critical application environment which would only operate on a closed Proprietary system, which ultimately became known as "Legacy Systems."

     Management believes that there has been a trend away from purchasing all of a company's hardware and software from one vendor. This trend was originally started by the federal government as a means to ensure competitive pricing among vendors, and is now being followed by most commercial/private sector entities. Under this approach bids are obtained from many suppliers, and one company generally acts as the primary contractor.

     Management believes that large hardware manufacturers, like IBM and DEC, can no longer control the entire purchasing decision for large computer enterprises without including an element of competitive price and offering access to open architecture systems such as UNIX or NT. Further, end users have realized that dependence on a single supplier is non-economic in terms of performance increases at reasonable prices. In more recent years the trend away from a single vendor has been accelerated by technological advances which make possible widely distributed Client/Server environments. Local area Network servers or "LANS" can be installed on a variety of equipment and allow for application development in standard languages such as UNIX.

     Mid-range computers are either older Legacy Systems or newer "Open Systems" servers. Legacy Systems are almost always provided by a single vendor and feature a Proprietary operating system, while the newer, Open Systems servers are supplied by numerous vendors and usually specify one of several different versions of the UNIX operating system. One of the most popular legacy computers has been manufactured by DEC and is called the VAX hardware system. The VAX Proprietary operating system is called VMS. While many different hardware manufacturers have licensed the right to resell the UNIX operating system from AT&T, the major suppliers of hardware that feature UNIX as their operating system are HP, SUN, SGI, IBM and DEC.

     Management believes that within the computer user community Open Systems are considered more desirable than VAX/VMS systems for the following reasons:
(i) UNIX systems offer significant upgraded power at lower cost (price/performance) than older VAX/VMS systems; (ii) UNIX systems are viewed as being "open" since they are compatible with a variety of hardware types (Interoperability); (iii) Industry-wide standards allow UNIX supported software applications to run unchanged across a wide variety of hardware platforms; (iv) UNIX has become the new de-facto development environment for new applications; and (v) significant savings can be realized from reduced maintenance overhead.

     As a result of these UNIX characteristics, VAX/VMS users requiring increased performance from their older, existing Proprietary system, may consider the Company's conversion services to UNIX for: (i) preserving the already sizable investment in existing VAX/VMS applications; (ii) a cost effective approach to maintaining user productivity; (iii) avoiding expensive user re-training on a new operating system; (iv) allowing competitive bidding of hardware and software for best price and service from several vendors; and (v) extending the usable life of older systems.

     The Company believes that the primary deterrent to switching from a VAX/VMS Legacy System to a newer UNIX system is the cost/risk of rewriting a critical, dependable legacy application program to run in a new and different environment. Uncertainty as to outcome, lack of available personnel to undertake the task, as well as the costly re-training process associated with learning a new operating system, have contributed to users and information technology managers delaying the decision to make the transition to faster, less expensive, Open Systems hardware platforms. Adding to the crisis, in many cases, the original developers of the code are no longer available for consultation as to design goals and/or specifications. It therefore becomes necessary to evaluate, condense and convert old code to new operating system environments. While most users, given the option, would elect to re-host their familiar software application to the faster environment of UNIX, the uncertainty of a conversion causes slow decision making.

     The Company has sought to address VAX/VMS users' conversion concerns by offering a service called "Situational Analysis" that provides the user an accurate assessment of code (line count, system calls, etc.) and gives the user a rating of "Portability" as to the degree of difficulty in moving critical legacy applications in advance of doing the conversion. This service assists customers with the conversion decision, and allows the Company to become sufficiently familiar with the customer's application to offer a fixed price bid for the conversion.

     In general, the limited functionality of many existing tools, together with the inability of some organizations to fully utilize available technology, has created increasing demand for integrated software development tools and professional services to help organizations fully utilize available technology and improve their own maintenance and redevelopment processes. The Company believes that the developing Client/Server market will create additional demand for software tools and professional services that enable organizations to reduce the cost of maintenance and redevelopment of existing systems and redeploy these resources for Client/Server implementation. In addition, the Company believes that organizations will seek to reuse existing DEC VAX/VMS applications in Client/Server environments to leverage their existing systems investment.

Market Opportunity


     Based on published data from DEC and related industry analysts, the Company estimates that there were in excess of 600,000 VAX/VMS systems installed at over 60,000 sites. Recent figures from DEC suggest that over 450,000 VAX/VMS systems remain in operation today. Most computer manufacturers, employing the latest advances in "reduced instruction set computing" ("RISC") chip technology are selling UNIX Operating Systems. UNIX systems are less costly and provide greater Interoperability than DEC's VAX/VMS Legacy Systems. For this reason, UNIX platforms are gaining substantial market share in DEC's traditional markets, including the engineering and scientific industry segments. The Company's software products are designed to meet the needs of those industry segments wishing to convert their existing software and data from VAX/VMS systems to UNIX systems. The Company has also completed preliminary development of a conversion tool set that will provide for conversion from VAX/VMS systems to the NT system running on DEC Alpha servers.

     Additionally, many third-party software application solution providers, driven by market demand to offer their solutions on UNIX Operating Systems, have utilized the Company's tools to convert their old VAX/VMS software applications to the UNIX environment.

     The Company has targeted several segments of the engineering and commercial sectors. These include aerospace, telecommunications, banking and financial services, defense and government contractors, pharmaceutical firms, large manufacturers, oil and gas producers and distribution and warehousing for consumer goods. Major UNIX hardware vendors, including DEC, Hewlett Packard ("HP"), IBM, SUN Micro Systems ("SUN") and Silicon Graphics, Inc. ("SGI"), include the Company's products in their materials for UNIX systems. DEC lists the Company's products in its price book as well as in the General Services
Administration ("GSA") and Software Enterprise Workstation Program ("SEWP") schedules.

     In February 1992, DEC introduced a new generation of computers named Alpha. Alpha runs DEC's Proprietary operating system VMS as well as an industry version of UNIX called DEC UNIX and Microsoft Corporation's Windows NT operating system. While this system provides VMS on a RISC platform, many industry analysts believe that current DEC customers will want to move to DEC UNIX or NT running on Alpha. In order to preserve their VAX/VMS applications, these users will need to convert VAX/VMS applications to either DEC UNIX or NT. DEC is not currently providing products to convert from VAX/VMS systems to Alpha. Accordingly, management believes that Alpha presents a significant market opportunity for the Company.

Business Strategy

     The Company's objective is to enhance its position as a leading provider of integrated solutions which will meet the conversion needs of VAX/VMS users. Key elements of the Company's strategy include:

     Continue Emphasis on Consulting Services and Establishment of UNIX/NT Conversion Teams. The Company intends to continue to emphasize the sale of its integrated consulting services in conjunction with its suite of conversion software tools. The Company will establish up to ten three-man conversion teams in order to perform UNIX and NT conversion projects. The conversion teams will be comprised of software engineers to be recruited following the completion of this offering. The conversion teams will allow the Company to effectively staff conversion projects as the Company achieves its anticipated growth (of which there can be no assurance).

     Develop New Products and Services. The Company intends to continue to develop software tools and consulting services which address the needs and problems encountered in conversion of VAX/VMS Legacy Systems as well as other information technology environments. The Company has allocated a portion of the proceeds of this offering to the completion and introduction of software tools to be used in converting VAX/VMS Legacy Systems to NT environments running on DEC's Alpha, as well as software solutions to the Year 2000 Problem for VAX/VMS users. Management believes that the successful development of complementary products and services will allow the Company to leverage its products and services into new and significantly larger markets.

     Outsourcing. The Company intends to position its software so that it may be licensed by large outsourcing providers such as EDS, Lockheed Martin Corp., ISSC and others, thereby increasing its license fees and consulting service fees. Outsourcing offers organizations a complete information technology system on a contract basis. Many larger corporations have undertaken this approach in order to reduce personnel costs and operating overhead. The outsourcing provider is generally able to provide the services on a more cost effective basis because of economies of scale and volume purchases that are not available to the typical user. The Company assists the outsourcing provider (EDS and others) in obtaining such cost savings by providing a quick and efficient assessment of the presence of Proprietary systems, and the opportunity for efficient conversion from those systems. The Company can enable the rapid transition to Open Systems thereby reducing hardware and software maintenance costs for the outsourcing provider.

     Expand International Marketing Activities. In fiscal 1995 and 1996, revenues derived from international clients totaled approximately $96,547 and $318,393, respectively. The Company's international clients have included Daimler Benz, Renault V.I. and Alcatel. The Company will continue to expand its international marketing activities to increase its market penetration in Europe and Asia.

     Secure Additional Consulting Projects. In the course of performing UNIX conversion services, the Company's software engineers and technical support staff establish close relationships with the information technology personnel of client organizations. Through these relationships, the Company will attempt to secure additional consulting projects which are within the expertise of the Company's staff. Such projects may, but need not, be related to the client's UNIX conversion needs. The Company believes that this strategy will enhance client relationships while generating profitable consulting fees.


     Target Large Corporations and Government Agencies. The Company believes that there are in excess of 450,000 VAX/VMS systems currently in operation. These systems are generally operated by large corporations and government agencies. The Company will continue to identify and direct its marketing efforts to organizations which have extensive information technology environments supported by substantial budgets.


     Investment in or Acquisition of Complementary Businesses, Technologies or Product Lines. The Company intends to evaluate opportunities for growth or expansion of its business through investment in or acquisition of complementary businesses, technologies or product lines. Management believes that opportunities to expand will be available to the Company and intends to investigate opportunities that are consistent with the Company's core business and its expertise.

Services and Products

     Services. The Company historically focused its marketing and sales efforts on selling its various software conversion tools on a "stand-alone" basis. Since fiscal 1995, the Company has focused its efforts on selling an integrated package consisting of both software tools and the consulting services of its highly trained and experienced personnel. Management believes that this change in strategy better addressed clients needs for conversion services. Management believes that the dramatic increase in revenues in fiscal 1995 and 1996, as compared to fiscal 1994, is directly attributable to this change in strategy and the Company intends to continue this strategy in the future.

     The Company now offers a full spectrum of services that are carried out by the Company's personnel, who are experts in both the VAX/VMS and UNIX environments. The Company's personnel use Accelr8 tools that automatically identify and diagnose difficult areas in porting an application. This enables them to implement conversion techniques that ensure successful conversions and porting. The Company offers the following services:

1) Situational Analysis: The Company's personnel use automated tools and their expertise to scan the customer's code while on-site at the customer's facility. Within four weeks, a written report is provided to the customer identifying the porting issues and their solution options. The code is rated on a scale of one to five as to its Portability. If requested by the customer, a bid to conduct the conversion on a fixed-price basis is also provided.

2) Implementation Planning: The Company's analysts work with the customer to select the appropriate solutions for their conversion issues. These answers are assembled into a project plan that is used by the project manager to control and synchronize the conversion effort as well as measure progress.

3) Application Port: The Company's analysts perform the code conversion. Where suitable, the Company performs automatic conversion using the Company's tools, as well as engineering of modules which must be redesigned to work on UNIX. This is followed by complete testing and certification. The Company's service can be contracted as a turnkey port or as part of a cooperative team effort with the customer's personnel.

4) Implementation Assistance: In addition to industry standard support and update contracts, the Company offers both on-site and off-site porting assistance agreements. A foreign customer may contract for off-site telephone support.


5) Custom Programming: Programming is done on either a fixed price or time and materials basis for the purpose of Re-engineering and modernizing old Legacy Code or for porting custom applications that run in front of or after COTS applications.


6) Training: Including VMS Users Introduction to UNIX, Application Conversion using Tools and existing systems investments.

7) Code Audit Measurement and Analysis: The Company measures adherence to external and internal coding standards as a means to prevent significant deviation from standard coding practices.

     Products. Accelr8's products are part of a sophisticated tool set that assists in the following tasks: (i) comprehensive analysis of Legacy Code to determine Portability to Open Systems; (ii) thorough analysis and planning for conversion; (iii) performance of actual conversion, if required by the customer;
(iv) creation of quality assurance models for the enforcement of external and internal standards applicable to new target environments; and (v) planning and implementation for modernization and Re-engineering databases and user interfaces.

     The Company has developed a unique analyzer tool called Open NAVIG8, that quickly and accurately examines large quantities of Legacy Code, eventually organizing and prioritizing the individual modules that need to be moved. This porting process is then performed using the actual porting tools that automate up to 95% of the conversions.

     The Company's conversion process relies on Company owned and developed tools to provide a level of "transparency" to both VAX/VMS and UNIX users, thus preserving user productivity while accessing the higher power/lower cost of UNIX. Additionally, the conversion tools support users as they learn UNIX at their own pace and enable large batch jobs to be moved to the new, faster UNIX platform, thereby freeing up the VAX to perform other tasks more efficiently.

     Other Company software features include the ability to share information between UNIX and VAX/VMS systems and to transfer files and records over a Network. The Company's conversion offerings are available on a wide range of UNIX systems, including SGI, HP, Sun, DEC and IBM. Features are discussed in greater detail below as each of the Company's products and services is individually described.

     While Open NAVIG8 tools introduce the client to the Company's competencies, the rendering of conversion services is the core business that generates revenues. The Company believes that clients experience greater value from the modernization and Re-engineering process if their personnel are involved in understanding what has been done to change the computer environment. Therefore, various phases of the conversion process are deployed at the customer site with client personnel as observers. Additionally, the Company conducts training classes for the client end user groups in the operation of the new environment. Ongoing training and software updates are a component of gross revenue in each services contract.

     After delivery of a new environment, the Company will offer a service that measures, on a regular interval, the adherence to either external or internal coding standards. This "code auditor" service has been driven by the United States Defense Department objective of prevention of future Legacy Code chaos. The Company believes that private industry will also move to this objective.

     Accelr8's products-Open NAVIG8, Open LIBR8 and Open ACCLIM8-embody the core technological advantages and competencies of Accelr8; however, the following groups of tools are integral to all conversion projects.

--------------------------------------------------------------------------------
User Productivity
Tools are designed to provide the user with familiar screen formats and command scripts thereby preserving productivity while learning a new operating system (UNIX/NT). The Company's User Productivity Tools include:

  Open DCL          VMS command line  interface  (recall/editing);  login shell
  nu TPU            VAX-style  editor for UNIX (TPU,  EDT,  WPS modes)
  Open SUBMIT       VAX to UNIX batch submission utility
                -------------------------------------------------
Porting  Tools      are   designed   to  move  and   support   old  Legacy  Code
                    applications in UNIX or NT environments, providing the same original functionality on the new target platform. The
                    Company's Porting Tools include:

   Open COBOL       VAX COBOL source code converter and linker
   Open ACCLIM8     Pre-compiler for VAX Fortran; indexed file support
   Open BASIC       Re-targetable BASIC to C Compiler; VAX BASIC compatibility
   Open PASCAL      VAX Pascal to C Translator
   C/Fix            Translator for VMS specific C constructs (sold with LIBR8)
   Ada Bindings     Source code  interface  routines for all Ada  Compilers  and
                    LIBR8
   Open LIBR8       VMS  runtime   library   support  (ast,  qio,  event  flags,
                    mailboxes, etc)
   Open RMS         UNIX equivalent of VMS I/O calls. (sold with LIBR8)
   Open SMG         VAX compatible Screen Management facility for Open Systems
   FMS/UNIX         FMS  for  UNIX;   FMS  Editor  (100%   compatibility)   sold
                    separately
   Open DCL         Command language interpreter; VMS-style error handling
                -------------------------------------------------

Analysis &
Programming
Standards Tools     are designed to provide analysis and code auditing standards and capabilities in a work bench environment, Legacy Code is easily examined and reconstructed to meet any user stated rules. The Company's Analysis & Programming Standards Tools include:




  Open NAVIG8       Analyzer -  Documents  conversion  barriers
                    Auditor - Guidance and  standards  for  portability
                    2000 - Year 2000 impact analysis for VMS users.
--------------------------------------------------------------------------------


New Product Offerings

     In addition to VAX/VMS to UNIX conversions, the Company believes that there is a large opportunity in both the government and commercial sector to provide two additional services: Year 2000 Impact Analysis for the DEC installed computer base and conversion services/tools for VAX/VMS to NT conversions running on Alpha servers.


     The Year 2000 Problem arises from the widespread use of computer programs that rely on two-digit date codes to perform computations and decision making functions. Many of these computer programs may fail due to an inability to interpret date codes properly. For example, such programs may misinterpret "00" as the year 1900 rather than 2000. While DEC claims that VAX minicomputers and other computers using the VMS operating system are designed to use four digits to express dates, DEC customers may be using third party software packages that do not use four digit dates. The Company intends to provide Year 2000 Impact Analysis services by using a Company owned and developed tool to identify the variables in the code that are most likely to hold date information. A prototype of this tool is under development, and $2,000,000 of the proceeds of this offering has been allocated to: (i) complete development of the tool; (ii) hire additional technical and marketing personnel to support sales of this product and related consulting services; and (iii) market, advertise and promote this product and service.

     Microsoft Corporation's Windows NT operating system is the newest operating system from Microsoft Corporation. DEC has announced a strategic partnership with Microsoft to offer its VAX minicomputer customers a seamless environment where Open VMS, DEC UNIX and NT will be supported on DEC's Alpha platform. Management believes that DEC has no plans to assist users of its older VAX minicomputers in moving their VAX applications to the new NT operating environment. The Company plans to port all of its UNIX conversion tools to the NT environment, thus enabling VAX/VMS users to operate their existing VAX applications on an NT operating system. The Company has begun to develop the software tools for the NT conversion opportunity; however, a substantial amount of work remains to be done to complete this project. Management has allocated $2,500,000 of the proceeds of this offering to: (i) complete development of the conversion system; (ii) hire additional technical and marketing personnel to support sales of this conversion service; and (iii) market, advertise and promote this product and service.


Customers

     The Company's software tools have been sold to over 600 customers. The Company's customers are principally users of VAX/VMS Legacy Systems that are either commercial enterprises or government or quasi-government agencies. Set forth below is a partial list of the Company's customers.


                    Commercial Enterprises                       United States Government
---------------------------------------------------------------  ------------------------
Lockheed Martin Corp.                 McDonnell Douglas Corp.            NASA
Delta Air Lines Inc.                  Proctor & Gamble                   U.S. Army
Kellogg Co.                           General Instrument Corp.           U.S. Air Force
Alcatel Alsthom Cie Generale Europe   Daimler Benz AG                    U.S. Navy
Union Carbide Corp.                   Telos Corp.
RGTI                                  Loral Corp.
Renault V.I.                          Electronic Data Systems Corp.
Mack Trucks

     Union Carbide Corp. & RGTI (sellers of warehouse distribution software) have embedded the Company's software in their UNIX solutions, thereby yielding the potential for substantial run-time license fees for the Company during the current fiscal year.

Marketing and Distribution

     The Company has historically utilized several marketing approaches including direct advertising, press releases, trade shows, Company sponsored seminars, speaking engagements and independent software vendor catalog listings. The Company's sales personnel contact the leads generated by these activities. Recently, the Company decreased its advertising in trade publications and terminated direct mail advertising. Management believes that advertising the Company's services and products electronically on the Company's web page is a more cost effective and efficient method of reaching the Company's target market. The Company will continue to emphasize attendance at trade shows, Company and vendor sponsored seminars, press releases, speaking engagements and independent software vendor catalog listings in its marketing efforts. The Company's international sales represented 15% of the Company's total revenues in fiscal 1996 as compared to 7% of fiscal 1995 revenues. Management intends to direct a significant portion of its marketing efforts toward further market penetration in international markets, with its primary emphasis upon Europe and Asia.

     The Company's on-site personnel often have the opportunity to market additional Company services to existing customers. The Company's conversion teams have and will continue to focus upon educating customers as to the full range of the Company's products and services, and to providing solutions to the customers' problems.

     The Company also attends hardware vendor sales events, such as those sponsored by HP and DEC, for industry group segments, including TELCOS (telecommunication companies), government entities, and pharmaceutical companies. Company representatives follow-up on contacts made at these events, and where appropriate schedule on-site visits with potential customers. While on-site with customers and potential customers Accelr8's representatives work closely with technical personnel in Denver for instant and direct help in addressing the customers' problems and needs. Management believes that this coordinated approach between the field sales persons and the technical personnel in Denver has led to greater sales, and the Company intends to continue this practice.

Research and Development

     The Company conducts its research and development at its headquarters in Denver, Colorado. The Company believes that the continued development of new products and enhancement of existing products is essential to maintaining a competitive position in the marketplace. The Company expended $33,038 on Company sponsored research and development during fiscal 1996, and $129,959 during fiscal 1995. This decrease occurred because technical personnel normally involved in research and development also provided a substantial amount of technical assistance in connection with the Company's consulting services. For the year ended July 31, 1996, $193,621 of cost of service represented assistance from these technical personnel with consulting projects. Management is committed to a strong research and development program, and intends to continue these expenditures at levels necessary to allow the Company to maintain a strong competitive position.

Production


     The Company's production facilities are located at its headquarters in Denver, Colorado, and are primarily used for software development and extensive testing and quality control of software products. The Company has a verbal understanding relating to expansion of its facilities, and anticipates hiring additional technical, marketing, sales and managerial personnel during the 12 months following completion of this offering. See "Business-Employees" and "Business-Facilities."


     The Company does not believe that, for the foreseeable future, the Company's products will be subject to any significant fluctuations in supply costs. Componentry and systems used to develop products and the actual tape cassettes on which software is placed can be obtained from a variety of vendors, none of which holds a controlling position within the market. The Company believes that it has the ability to fill any anticipated future sales orders received.

Competition

     Management is aware of two companies that compete directly with the Company. BBC of Boston, Massachusetts, has a product available that directly competes with the Company's Open DCL product. Sector 7, formerly known as Software Translations, of Austin, Texas, offers a limited software conversion tool set for moving from VMS to UNIX. While Sector 7 has focused on moving VAX BASIC applications to UNIX, its technology overlaps with the Company's Open DCL and Open LIBR8 products. Management believes that the Company offers a broader range of products and services than either of these competitors, and is therefore able to compete successfully against them.

     Although DEC does not offer its own products for conversion from its VAX/VMS Legacy Systems to UNIX, should DEC choose to do so, the Company could be materially and adversely affected. At this point, DEC has not announced any products that compete directly with the Company's products. However, DEC offers all of the Company's tools in the Digital Price Book and as a specification in the SEWP contract to NASA, as well as the GSA federal purchasing schedule.

Intellectual Property

     The Company relies on a combination of copyright, trademark and trade secret laws, employee and third party disclosure agreements, license agreements and other intellectual property protection methods to protect its Proprietary rights. The Company protects the source code version of its products as a trade secret and as an unpublished copyrighted work. The Company's Proprietary software products are generally licensed to customers on a "right to use" basis pursuant to a perpetual, nontransferable license that generally restricts use to the customer's internal purposes and to a specific computer platform that has been assigned a "key code." However, it may be possible for unauthorized parties to copy or reverse engineer certain portions of the Company's products or obtain and use information the Company regards as Proprietary. The Company currently has no patents and existing copyright and trade secret laws offer only limited protection. Further, the laws of some foreign countries do not protect the Company's Proprietary rights to the same extent as do the laws of the United States. The Company has been and may be required from time to time to enter into source code escrow agreements with certain customers, providing for release of source code in the event the Company files bankruptcy or ceases to continue doing business. Although the Company's competitive position may be adversely affected by unauthorized use of its Proprietary information, the Company believes that the ability to fully protect its intellectual property is less significant to the Company' s success than are other factors, such as the knowledge, ability and experience of its employees and its ongoing product development and customer support activities. There can be no assurance that the protections put in place by the Company will be adequate.

     There can be no assurance that third parties will not assert infringement or other claims against the Company with respect to any existing or future products, or that licenses would be available if any Company technology were successfully challenged by a third party, or if it became desirable to use any third-party technology to enhance the Company's products. Litigation to protect the Company's Proprietary information or to determine the validity of any third-party claims could result in significant expense to the Company and divert the efforts of the Company's technical and management personnel, whether or not such litigation is determined in favor of the Company.

     While the Company has no knowledge that it is infringing the Proprietary rights of any third party, there can be no assurance that such claims will not be asserted in the future with respect to existing or future products. Any such assertion by a third party could require the Company to pay royalties, to participate in costly litigation and defend licensees in any such suit pursuant to indemnification agreements, or to refrain from selling an alleged infringing product or service.

Employees

     The Company has 13 full-time employees at its facilities in Denver, Colorado, including one administrative employee, three sales and administrative employees and nine scientific and technical employees. The Company anticipates hiring up to 30 additional employees to staff its conversion teams, additional sales and marketing personnel and a senior accounting/financial manager during the 12 months following completion of the offering. There are no collective bargaining agreements, and the Company considers its relations with its employees to be good.

Facilities


     The Company currently leases approximately 3,796 square feet of office and research facility space at 303 E. 17th Avenue, Suite 108, Denver, Colorado 80203, at a monthly rental of approximately $3,385. The Company has a verbal understanding to lease an additional 3,000 square feet of office space that is immediately adjacent to its present space at a monthly rental of approximately $2,675 for a 36-month term. Management anticipates entering into a lease agreement for this space before the end of the calendar year. Management also anticipates extending the lease on its existing space for 36 months at the same rental cost that it currently pays at that time. The additional space will be needed to provide office space for the additional technical and sales personnel that the Company anticipates hiring during the next 12 months. The Company's existing facility is adequate for the present number of employees and the additional 3,000 square feet of space is expected to be adequate to accommodate the projected increase in personnel.


Legal Proceedings

     The Company is not a party to any legal proceedings, nor does management believe that any such proceedings are contemplated.

                                   MANAGEMENT

Directors, Executive Officers and Key Employees

     Set forth below is certain information concerning the directors, executive officers and key employees of the Company as of the date hereof.

             Name                            Age        Position
             ----                            ---        --------

   Directors and Executive Officers
   Thomas V. Geimer                           49       Chairman of the Board of Directors,
                                                       Secretary, Chief Financial Officer,
                                                       Chief Executive Officer
   Harry J. Fleury                            49       President
   David C. Wilhelm(1)                        77       Director
   A. Alexander Arnold III(1)                 54       Director
   Key Employees
   Timothy Fitzpatrick                        41       Vice President Sales and Marketing


   Dr. Franz Huber                            51       Chief Scientist

----------------------------------

(1)      Members of the Audit and Compensation Committees

     Officers are appointed by and serve at the discretion of the Board of Directors. Each director holds office until the next annual meeting of shareholders or until a successor has been duly elected and qualified. All of the Company's officers devote their full-time to the Company's business and affairs. There are no family relationships between any directors, executive officers or key employees.

     Thomas V. Geimer has been the Chairman of the Board of Directors and a director of the Company since 1984. He currently serves as the Chief Executive Officer, Chief Financial Officer and Secretary of the Company. Mr. Geimer is responsible for development of the Company's business strategy, day to day operations, the accounting and finance functions and federal government sales relationships. Before assuming full-time responsibilities at the Company, Mr. Geimer founded and operated an investment banking firm.

     Harry J. Fleury has served as President of the Company since June 1995. Mr. Fleury is responsible for engineering activities and strategies of the Company, and for international sales. From March 1993 until June 1995, Mr. Fleury was Vice President of International Sales of the Company with responsibility for developing and directing international sales. Prior to joining the Company in 1993, Mr. Fleury was employed by Digital Equipment Corporation serving in a variety of engineering and management positions for over 26 years. Mr. Fleury managed DEC's European, Asian and Pacific corporate engineering groups that were responsible for service capability world wide, for internal and external products and for strategic, operational and tactical direction. Mr. Fleury received an electrical engineering degree in 1967 from Vermont Technical Engineering College.

     David C. Wilhelm has been a director of the Company since June 1988. For the past 30 years, Mr. Wilhelm has been President of Wilhelm Co., an agribusiness company principally engaged in the cattle feeding and commodity business, located in Denver, Colorado. Since 1972, Mr. Wilhelm has been a director of Colorado National Bank located in Denver, Colorado. Mr. Wilhelm is a member of the International Executive Service Corp., and was formerly the Director of the Colorado Cattlemen's Association. Mr. Wilhelm received a Bachelor of Arts in American History from Yale University in 1942.

     A. Alexander Arnold III has served as a director of the Company since September 1992. For the past 25 years, Mr. Arnold has served as a Managing Director of Trainer, Wortham & Co., Inc., a New York City-based investment counselor firm, which Mr. Arnold co-founded. Mr. Arnold received a Bachelor of Arts degree from Rollins College in 1964 and a Masters of Business Administration from Boston University in 1966.

     Timothy Fitzpatrick has served as Vice President of Sales and Marketing of the Company since 1992. Mr. Fitzpatrick is responsible for domestic marketing and sales of the Company's products and services. From 1989 to 1992, Mr. Fitzpatrick was employed as Vice President of Software Translations, Inc. He also was General Manager of Datavision (UK) Ltd. from 1987 to 1989. Mr. Fitzpatrick received a Bachelor of Arts Degree in City Planning from Michigan State University.

     Dr. Franz Huber has served as Chief Scientist of the Company since 1988. Dr. Huber is responsible for the design and development of the Company's software products. Prior to joining the Company, Dr. Huber (i) taught Computer Science at the University of Colorado; (ii) taught Computer Applications in Biomedical Research at the University of Colorado Medical Center; and (iii) worked for several technology companies in various research and development, scientific and technical positions. Dr. Huber received his Ph.D. in Physics from the University of Vienna, Austria in 1968.



Board Committees

     The Board of Directors maintains a Compensation Committee and an Audit Committee. The Compensation Committee is composed of Messrs. Arnold and Wilhelm, the Company's non-management directors. The primary function of the Compensation Committee is to review and make recommendations to the Board with respect to the compensation, including bonuses, of the Company's officers and to administer the Company's stock option plan. The Audit Committee is comprised of Messrs. Arnold and Wilhelm. The function of the Audit Committee is to review and approve the scope of audit procedures employed by the Company's independent auditors, to review and approve the audit reports rendered by the Company's independent auditors and to approve the audit fee charged by the independent auditors. The Audit committee reports to the Board of Directors with respect to such matters and recommends the selection of independent auditors.

Executive Compensation

     Summary Compensation Table. The following table sets forth the annual and long-term compensation for services in all capacities to the Company in the three fiscal years ended July 31, 1996, of Thomas V. Geimer and Harry J. Fleury, who are the Company's most highly compensated executive officers, and Timothy Fitzpatrick a key employee of the Company.



                                                         Annual Compensation                        Long Term
                                            --------------------------------------------           Compensation
                                                                             Other                 Number of
Name and                         Fiscal                                      Annual                Options
Principal Position               Year        Salary           Bonus          Compensation          Awarded
------------------               ----        ------           -----          ------------          ------------



Thomas V.  Geimer                1996       $70,458          $37,500(1)         $   --              1,200,000(2)
  Chief Executive Officer        1995       $64,250          $   --             $   --                 --
  and Chief Financial            1994       $62,130          $   --             $   --                 --
  Officer


Harry J. Fleury                  1996       $61,000(3)       $10,331            $   --                 --
  President                      1995       $50,846(3)       $ 6,685                                  100,000(4)
                                 1994       $20,961          $   755


Timothy Fitzpatrick              1996       $57,885          $44,030(5)         $   --
  Vice President                 1995       $55,000          $23,657
  Sales and Marketing            1994       $55,000          $17,832



----------------------------
(1) Represents deferred compensation for Mr. Geimer pursuant to the Company's deferred compensation plan, $37,500 of which vested during the last fiscal year, and $37,500 of which will vest during the current fiscal year.


(2) Represents stock options and warrants to purchase an aggregate of 1,200,000 shares at an exercise price of $0.24 per share that were extended until December 31, 1997.

(3) Includes sales commissions earned by Mr. Fleury on revenues from certain international sales.
(4) Grant of employee stock option to purchase 100,000 shares at an exercise price of $0.36 per share, 50,000 of which vested prior to this offering and the remaining 50,000 of which will vest subject to completion of this offering.


(5) Represents sales commissions earned by Mr. Fitzpatrick on revenues from certain domestic sales.

     Option/Warrant Values. The following table provides certain information concerning the fiscal year end value of unexercised options or warrants held by Mr. Fleury and Mr. Geimer, each of whom served as the Company's chief executive officer during a portion of 1996, and for Mr. Fitzpatrick.


                                  Aggregated Option Exercises in 1996 Fiscal Year
                                         and Fiscal Year End Option Values

                           Shares                                                                 Value of Unexercised
                           Acquired on      Value           Number of Unexercised                  In-the-Money Options
Name                       Exercise         Realized        Options at Fiscal Year End (1)         at Fiscal Year End(1)
----                       --------         --------       ------------------------------       ---------------------------
                                                           Exercisable      Unexercisable       Exercisable    Unexercisable


Harry J. Fleury                __                __          50,000(2)        50,000(2)          $  407,000      $407,000


Thomas V.  Geimer              __                __       1,200,000                0             $9,912,000             0

Timothy Fitzpatrick            __                __         125,000                0             $1,017,500             0



------------------------------------

(1) Value calculated by determining the difference between the assumed offering price of $8.50 per share and the exercise price of the options or warrants. Fair market value was not discounted for restricted nature of any stock purchased on exercise of these options or warrants.
(2) Mr. Fleury's options were granted on June 1, 1995. A total of 50,000 (or 50%) of the options have vested and, subject to his continued employment with the Company, the remainder of his options will vest upon completion of this offering.


Compensation Pursuant to Plans

     Employee Retirement Plan. During fiscal year 1996, the Company established a SARSEP-IRA employee pension plan that covers substantially all full-time employees. Under the plan, employees have the option to contribute up to the lesser of 15% of their compensation or $9,240. The Company may make discretionary contributions to the plan based on recommendations from the Board of Directors. For the year ended July 31, 1996, the Board did not authorize any contributions.

     Deferred Compensation Plan. In January of 1996, the Company established a deferred compensation plan for the Company's employees. The Company may make discretionary contributions to the plan based upon recommendations from the Board of Directors.


     Options and Warrants. A total of 475,000 shares of the Company's Common Stock, no par value, have been issued and reserved for issuance to employees pursuant to the Company's existing non-qualified stock option plan. Options currently outstanding held by certain of the Company's current and former employees allow for the purchase of the Company's restricted Common Stock at a price of $.36 per share (assuming adjustment for the one-for-four reverse split). According to the governing option agreements, the options vest every 12 months in one-quarter increments of the total amount granted, over a four year period beginning on the date they are granted, and remain exercisable for three years following the original date they vest. Notwithstanding the foregoing, the Company's Board of Directors during the 1994 fiscal year adopted a resolution providing that for so long as a recipient of an option grant remains in the employ of the Company, the options held will not expire and if the recipient's employment is terminated, the holder will have up to 90 days after termination to exercise any vested but previously unexercised options. All of the currently outstanding options have vested, except 50,000 options held by Mr. Fleury, the Company's current president, and 12,500 options held by Joseph Steger, which will fully vest upon effectiveness of the Registration Statement of which this Prospectus is a part. The Board of Directors agreed to permit Messrs. Fitzpatrick and Huber and three other employees to register an aggregate of 90,000 shares underlying their options to satisfy a portion of the Underwriter's over-allotment option. All options previously granted are administered by the Company's Board of Directors. The options provide for adjustment of the number of shares issuable in the case of stock dividends or stock splits or combinations and adjustments in the case of recapitalization, merger or sale of assets. See "Selling Warrantholders and Selling Optionholders."

     The Company currently has outstanding an aggregate of 1,200,000 warrants and options held by Thomas V. Geimer, Chairman of the Board of Directors of the Company ("Affiliate's Warrants"). The Affiliate's Warrants are exerciseable at an exercise price of $.24 per share (assuming adjustment for the one-for-four reverse split). The Affiliate's Warrants, which were originally scheduled to expire at the close of calendar 1995, were extended for two years and, accordingly, they are exercisable until December 31, 1997. The Board of Directors has agreed to permit Mr. Geimer to register 60,000 of the Affiliate's Warrants (including the shares issuable upon exercise thereof) to satisfy a portion of the Underwriter's over-allotment option. The Affiliate's Warrants are not redeemable. The exercise price of the Affiliate's Warrants and the number of shares of Common Stock to be obtained upon exercise of the Affiliate's Warrants are subject to adjustment in certain circumstances including (i) the payment of a stock dividend; (ii) a forward or reverse stock split; (iii) a consolidation or combination involving the Common Stock; and (iv) a reclassification or recapitalization involving the Common Stock. See "Selling Warrantholders and Selling Optionholders."


     The Board of Directors of the Company has adopted an incentive stock option plan (the "Qualified Plan") which provides for the grant of options to purchase an aggregate of not more than 700,000 shares of the Company's Common Stock. The purpose of the Qualified Plan is to make options available to management and employees of the Company in order to provide them with a more direct stake in the future of the Company and to encourage them to remain with the Company. The Qualified Plan provides for the granting to management and employees of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986 (the "Code").

     The Board of Directors of the Company has adopted a non-qualified stock option plan (the "Non-Qualified Plan") which provides for the grant of options to purchase an aggregate of not more than 300,000 shares of the Company's Common Stock. The purpose of the Non-Qualified Plan is to provide certain key employees, independent contractors, technical advisors and directors of the Company with options in order to provide additional rewards and incentives for contributing to the success of the Company. These options are not incentive stock options within the meaning of Section 422 of the Code.

     The Qualified Plan and the Non-Qualified Plan (the "Stock Option Plans") will be administered by a committee (the "Committee") appointed by the Board of Directors which determines the persons to be granted options under the Stock Option Plans and the number of shares subject to each option. No options granted under the Stock Option Plans will be transferable by the optionee other than by will or the laws of descent and distribution and each option will be exercisable, during the lifetime of the optionee, only by such optionee. Any options granted to an employee will terminate upon his ceasing to be an employee, except in limited circumstances, including death of the employee, and where the Committee deems it to be in the Company's best interests not to terminate the options.

     The exercise price of all incentive stock options granted under the Qualified Plan must be equal to the fair market value of such shares on the date of grant as determined by the Committee, based on guidelines set forth in the Qualified Plan. The exercise price may be paid in cash or (if the Qualified Plan shall meet the requirements of rules adopted under the Securities Exchange Act of 1934) in Common Stock or a combination of cash and Common Stock. The term of each option and the manner in which it may be exercised will be determined by the Committee, subject to the requirement that no option may be exercisable more than 10 years after the date of grant. With respect to an incentive stock option granted to a participant who owns more than 10% of the voting rights of the Company's outstanding capital stock on the date of grant, the exercise price of the option must be at least equal to 110% of the fair market value on the date of grant and the option may not be exercisable more than five years after the date of grant.


     As of the date of this Prospectus, no options have been granted under either the Qualified Plan or the Non-Qualified Plan. Further, the Stock Option Plans will be submitted to the shareholders for their approval at the Special Shareholders Meeting to be held on November 8, 1996.

Certain Transactions

     During fiscal year 1996, the Company established a deferred compensation plan for the Company's employees. The Company may make discretionary contributions to the plan based on recommendations from the Board of Directors. As of July 31, 1996, the deferred compensation agreement was funded in the amount of $75,000 for Thomas V. Geimer, and Mr. Geimer was vested in $37,500 of this amount. The balance of $37,500 will vest during the current fiscal year.

     There were no other transactions or series of transactions for the fiscal year ended July 31, 1996 nor are there any currently proposed transactions, or series of the same to which the Company is a party, in which the amount involved exceeds $60,000 and in which, to the knowledge of the Company, any director, executive officer, nominee, five percent shareholder or any member of the immediate family of the foregoing persons, have or will have a direct or indirect material interest.

Compliance with Section 16(a) of the Exchange Act


     Mr. Wilhelm, a director of the Company, failed to file Forms 4 for the months of April, May and July to report purchases of an aggregate of 85,300 shares (not adjusted for the proposed one-for-four reverse stock split) in the open market. The Company has received representations from each other person that served during fiscal 1996 as an officer or director of the Company confirming that there were no transactions that occurred during the Company's most recent fiscal year end which required the filing of a Form 5.

                             PRINCIPAL SHAREHOLDERS


     The following table, which gives effect to a one-for-four reverse split of the Company's Common Stock that will be effective prior to commencement of this offering, sets forth certain information regarding beneficial ownership of the Company's Common Stock as of July 31, 1996, as adjusted to reflect the sale of Common Stock offered by this Prospectus by (i) each person who is known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock; (ii) each of the Company's executive officers, directors and key employees; and (iii) all executive officers and directors as a group. Common Stock not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire shares within 60 days is treated as outstanding only when determining the amount and percentage of Common Stock owned by such individual. Except as noted, each person or entity has sole voting and sole investment power with respect to the shares shown.




                                   Shares Beneficially               Shares to be Beneficially
                                Owned Prior to Offering              Owned After Offering(1)
 Name and Address                 -----------------------            --------------------------
of Beneficial Owner                Number        Percent               Number       Percent
-------------------                ------        -------               ------       -------


Thomas V. Geimer(2), (3)          1,250,000      18.68%               1,250,000      16.25%

Harry J. Fleury(2), (4)             193,750       3.46%                 193,750       2.94%

Timothy Fitzpatrick(2),(5)          125,000       2.22%                 125,000       1.89%

Dr. Franz Huber(2),(5)              125,000       2.22%                 125,000       1.89%

A. Alexander Arnold III(6)        1,225,000      22.30%               1,225,000      18.87%
845 Third Ave., 6th Flr
New York, NY  10021

David C. Wilhelm(7)                 323,750       5.89%                 323,750       4.99%
3130 E. Exposition Street
Denver, CO 80209

Solar Satellite                     527,650       9.60%                 527,650       8.13%
Communication, Inc.
5650 Greenwood Plaza
Boulevard #107
Englewood, CO 80111

Officers and Directors            2,992,500      44.06%               2,992,500      38.40%
as a Group (4 persons)


-------------------------------
(1) Excludes (i) 34,500 shares of Common Stock issuable upon exercise of the Representative's Warrants to be issued in conjunction with this offering; and (ii) the exercise of options and warrants to satisfy the Underwriter's over-allotment option.
(2) The address for Messrs. Geimer, Fleury, Fitzpatrick and Huber is 303 E. 17th Ave., #108, Denver, CO 80203.

(3) Includes 1,200,000 shares which may be purchased by Mr. Geimer upon exercise of his warrants and options.
(4) Includes options to purchase 100,000 shares, 50,000 of which vested prior to this offering and 50,000 of which will vest upon completion of this offering.

(5) Represents shares which may be acquired by Messrs. Fitzpatrick and Huber upon exercise of their options.

(6) Represents 1,225,000 shares held by four trusts. Mr. Arnold merely serves as trustee for each of those trusts but is not a beneficiary of and has no pecuniary interest in any of those trusts.
(7) Represents 323,750 shares held by the Jean C. Wilhelm Trust, of which Mr. Wilhelm is the lifetime beneficiary and trustee.

                 SELLING WARRANTHOLDER AND SELLING OPTIONHOLDERS


     Thomas V. Geimer is offering for sale 60,000 warrants (or 60,000 shares of Common Stock issuable upon exercise of the warrants) owned by him as described below. The exercise price is $.24 per share. The Company has agreed to register on this Registration Statement the 60,000 warrants and the 60,000 shares of Common Stock issuable upon exercise of the warrants and to pay all expenses in connection therewith (other than brokerage commissions and fees and expenses of the counsel of the holder of the warrants). The Company will not receive any proceeds from the sale of Mr. Geimer' s Warrants or the shares of Common Stock underlying the warrants, and all of these shares will be subject to the Underwriters over-allotment option, if such option is exercised by the Underwriters. However, the Company will receive the exercise price for any of these options or warrants that are exercised. See "Management Compensation--Pursuant to Plans."

     Five of the Company's key employees, the Selling Optionholders, are offering for sale 90,000 Employee Options (or 90,000 shares of Common Stock issuable upon exercise of the Employee Options) owned by them as described below. The Employee Options were granted to each of the individuals identified in the table below at an exercise price of $.36 per share. All of these options have vested. The Company will not receive any proceeds from the sale of the Employee Options or the shares of Common Stock underlying the Employee Options and all of these shares will be subject to the Underwriters' over-allotment option, if such option is exercised by the Underwriters. However, the Company will receive the exercise price for any of these options that are exercised.


     The following table sets forth the number of Employee Options (and the shares of Common Stock underlying the same) and the Affiliate's warrants (and the shares of Common Stock underlying the same) being registered hereby and the number of shares that each of the following persons has agreed will be subject to the Underwriters' over-allotment option if such option is exercised by the Underwriters.


                                                             Number of Employee
                                       Number of             Shares Subject to
   Name of Employee                 Employee Options/       Underwriter's Over-
Optionholder/Warrantholder         Warrants Registered      Allotment Option(1)
--------------------------         --------------------     --------------------
Thomas V. Geimer                         60,000                    60,000
Franz Huber                              30,000                    30,000
Timothy M. Fitzpatrick                   30,000                    30,000
James Reiss                              12,000                    12,000
Norman Rullo                             12,000                    12,000
Joseph Steger                             6,000                     6,000
                                      ---------                 ---------
         Total                          150,000                   150,000

--------------------------
(1) These figures assume that the Underwriter's over-allotment option is exercised for the entire 150,000 shares. Should the option be exercised for an amount less than 150,000 shares, these figures would decrease proportionately. Any shares not purchased by the Underwriter will be eligible for resale under the Registration Statement of which this Prospectus is a part 90 days after the effective date of this Registration Statement.

                            DESCRIPTION OF SECURITIES

Common Stock

     The Company's Amended Articles of Incorporation authorize the issuance of 11,000,000 shares of Common Stock with no par value. Each record holder of Common Stock is entitled to one vote for each share held on all matters properly submitted to the stockholders for their vote. Cumulative voting for the election of directors is not permitted by the Articles of Incorporation.

     Holders of outstanding shares of Common Stock are entitled to those dividends declared by the Board of Directors out of legally available funds; and, in the event of liquidation, dissolution or winding up of the affairs of the Company, holders are entitled to receive, ratably, the net assets of the Company available to stockholders after distribution is made to the preferred stockholders, if any, who are given preferred rights upon liquidation. Holders of outstanding shares of Common Stock have no preemptive, conversion or redemptive rights. All of the issued and outstanding shares of Common Stock are, and all unissued shares when offered and sold will be, duly authorized, validly issued, fully paid and nonassessable. To the extent that additional shares of the Company's Common Stock are issued, the relative interests of then existing stockholders may be diluted.

Transfer Agent

     American Securities Transfer, Inc., 938 Quail Street, Suite 101, Lakewood, Colorado 80215, serves as the transfer agent and registrar for the Company's Common Stock.

                         SHARES ELIGIBLE FOR FUTURE SALE


     After completion of this offering but without giving effect to the exercise of the Representative's Warrants or the issuance of any shares of Common Stock reserved for issuance under the Company's Stock Option Plans or any other options or warrants, the Company will have 6,492,500 shares of Common Stock outstanding (6,642,500 shares if the Representative's over-allotment option is exercised in full). Of these, 4,032,662 shares (4,182,662 shares if the Representative's over-allotment option is exercised in full) will be freely tradeable without restriction or further registration under the Securities Act. Included in this amount are 256,250 shares which would be freely tradeable if the holders of these shares were not affiliates of the Company. The remaining 2,459,838 shares of Common Stock are "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act and may only be sold in the public market pursuant to an effective registration statement or in accordance with Rule 144. An aggregate of 1,436,250 of the restricted securities and 256,250 of the freely tradable shares, which are held by certain affiliates of the Company, will be subject to a lock-up agreement with the Representative (the "Lock-Up") restricting their transfer for a period of up to three months from the date of this Prospectus except with the consent of the Representative. The Representative has no plans, arrangements, understandings or commitments with respect to the early release of the Lock-Up; however, investors are cautioned that the Representative in its sole discretion may elect to release all or part of the shares subject to the Lock-Up prior to the expiration of the Lock-Up period. The Company has been advised by the Representative that it has no general policy with respect to granting releases from Lock-Up agreements. The Representative may in its discretion and without notice to the public waive the Lock-Ups and permit the sale of all or any portion of the shares of Common Stock that are subject to the Lock-Up prior to the expiration of the Lock-Up period. The early releases of the Lock-Ups and subsequent sale of those shares could have a depressive effect upon the trading price of the Common Stock. Following the expiration of the Lock-Up, all of the 1,436,250 restricted securities and the 256,250 shares of " free trading" stock held by affiliates will be eligible for resale pursuant to Rule 144 promulgated pursuant to the Securities Act, subject in some cases to compliance with certain volume limitations imposed pursuant to Rule 144 and to applicable state securities laws.


     In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated) who has beneficially owned his or her shares for at least two years, including affiliates of the Company, would be entitled to sell within any three-month period a number of shares equal to the greater of 1% of the then outstanding shares of Common Stock of the Company (approximately 649,250 shares immediately after this offering) or the average weekly trading volume of the Company's Common Stock during the four calendar weeks preceding the filing of the required notice of such sale. Sales under Rule 144 are also subject to certain waiver of sale restrictions, notice requirements and the availability of current public information about the Company. Sales of substantial numbers of shares of Common Stock pursuant to a registration statement, Rule 144 or otherwise could adversely affect the market price of the Common Stock, should such a market develop.

     The Company has reserved 1,475,000 shares of Common Stock for issuance upon exercise of options which may be granted pursuant to the Company's stock option plans, 1,200,000 shares of Common Stock for issuance upon exercise of certain other warrants and options, and 34,500 shares of Common Stock for issuance to the Representative upon exercise of the Representative's Warrants. The Representative's Warrants are exercisable at 120% of the initial price to the public per share for a period of two years commencing one year from the date of this Prospectus. The Representative's Warrants carry certain registration rights. The exercise prices of the Representative's Warrants are subject to adjustment under certain circumstances. If the holders of the Representative's Warrants exercise their warrants and their registration rights relating to the underlying Common Stock, they will own registered shares which will be freely transferable and tradeable without restriction or further registration under the Securities Act. See "Underwriting."

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below, for which Janco Partners, Inc. is acting as the representative (the "Representative"), have severally agreed to purchase from the Company the shares of Common Stock offered hereby. Each Underwriter will purchase the number of shares of Common Stock set forth opposite its name below, and will purchase the shares at the price to public less underwriting discounts and commissions set forth on the cover page of this Prospectus.

                                                        Number
         Underwriter                                   of shares

         Janco Partners, Inc.

                  Total                                1,000,000
                                                       =========

     The Underwriting Agreement provides that the Underwriters' obligations are subject to conditions precedent and that the Underwriters are committed to purchase all shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if the Underwriters purchase any shares.

     The Representative has advised the Company that the several Underwriters propose to offer the shares of Common Stock in part directly to the public at the price to public set forth on the cover page of this Prospectus, and in part to certain dealers at the price to public less a concession not exceeding $________ per share. The Underwriters may allow, and such dealers may reallow, a concession not exceeding $________ per share to other dealers. After the shares of Common Stock are released for sale to the public, the Representative may change the initial price to the public and other selling terms. No change in such terms shall change the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus. The Representative will also receive a non-accountable allowance equal to 1.5% of the gross proceeds of the offering (including the over-allotment option, if exercised), of which $35,000 has been paid.

     Certain individuals holding options and warrants to purchase shares of Common Stock of the Company have granted to the Underwriters an option, exercisable no later than 45 days after the date of this Prospectus, to purchase up to 150,000 additional shares of Common Stock at the public offering price, less the underwriting discount, set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise this option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the above table bears to the total number of shares of Common Stock offered hereby, and the Company and such Selling Optionholders and Selling Warrantholder will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise their option only to cover over-allotments made in connection with the sale of shares of Common Stock offered hereby.

     The offering of the shares is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The Underwriters reserve the right to reject an order for the purchase of the shares in whole or in part.

     The Underwriting Agreement provides that the Company, the Selling Optionholders and Selling Warrantholder, if any, and the Underwriters will indemnify each other against certain liabilities under the Act. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the Company pursuant to the Underwriting Agreement or otherwise, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


     The Company's officers, directors and key employees, who beneficially own in the aggregate 3,242,500 shares of Common Stock (including 1,550,000 currently exercisable options and warrants), have agreed not to offer, sell or otherwise dispose of any shares of Common Stock for a period of 90 days after the date of this Prospectus without the prior written consent of the Representative. However, certain optionholders and a warrantholder may be required by the

Underwriters, subject to a 45 day option, to sell up to 150,000 shares issuable upon the exercise of the options and warrants to the Underwriters to cover over-allotments, if any, and the Company may grant additional options under certain Stock Option Plans without the prior written consent of the Representative, provided that such options shall not be exercisable during the 90-day lock-up period.

     The Company has also agreed to sell to the Representative, for nominal consideration, warrants (the "Representative's Warrants") to purchase 34,500 shares of Common Stock. The Representative's Warrants will be exercisable, at a price per share equal to 120% of the initial price to the public, commencing one year from the date hereof and for a period of two years thereafter. During the exercise period, holders of the Representative's Warrants are entitled to certain demand and incidental registration rights with respect to the securities issuable upon exercise of the Representative's Warrants. The shares of Common Stock issuable on exercise of the Representative's Warrants are subject to adjustment in certain events to prevent dilution. The Representative's Warrants cannot be transferred, assigned or hypothecated for a period of one year from the date of issuance except to Underwriters, selling group members and their officers or partners.

     The rules of the Commission generally prohibit the Underwriters and other members of the selling group from making a market in the Company's Common Stock during the "cooling off" period immediately preceding the commencement of sales in the offering. The Commission has, however, adopted an exemption from these rules that permits passive market making under certain conditions. These rules permit an Underwriter or other member of the selling group to continue to make a market in the Company's Common Stock subject to the conditions, among others, that its bid not exceed the highest bid by a market maker not connected with the offering and that its net purchases on any one trading day not exceed prescribed limits. Pursuant to these exemptions, certain Underwriters and other members of the selling group intend to engage in passive market making in the Company's Common Stock during the cooling off period.

New Underwriter

     The Representative was formed in December 1995 and became registered as a securities broker-dealer in February 1996. Since that time, the Representative has acted as an underwriter in three public offerings and as a selected dealer in seven additional public offerings. The Representative has not previously served as the managing underwriter of a public offering. Although the Representative's principals have extensive experience in the securities industry, there can be no assurance that the Representative's limited operating history will not have an adverse effect on the offering or the market for the Company's securities. See "Underwriting."


                                  LEGAL MATTERS


     The Company has been represented, and the legality of the securities being offered hereby has been passed upon, by Schlueter & Associates, P.C., 1050 17th Street, Suite 1700, Denver, Colorado 80265. Certain legal matters will be passed upon for the Underwriters by Berliner Zisser Walter & Gallegos, P.C., Denver, Colorado.


                                     EXPERTS


         The balance sheets of the Company as of July 31, 1996 and 1995, and the statements of operations, shareholders' equity and cash flows for each of the three years in the period ended July 31, 1996, included in this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a registration statement (together with all amendments thereto, the "Registration Statement") under the Act with respect to the Common Stock of the Company offered hereby. This Prospectus, filed as part of the Registration Statement, omits certain information contained in the Registration Statement in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Statements contained herein concerning the provisions of any document are not necessarily complete and in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

     The Company is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports and other information with the Commission. Such reports, proxy statements and other information filed by the Company, including the Registration Statement and exhibits thereto, may be inspected and copied at the public reference facilities maintained by the Commission at the offices of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, and at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, New York, New York 10048. Copies of such materials can also be obtained by written request to the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates.

                                   GLOSSARY OF TERMS

Client/Server         The model of interaction in distributed data processing in which a program at one site sends a request to a program at another site and awaits a response. The requesting program is called a client, and the answering program is called a server.

COTS Acronym for "Commercial Off The Shelf" which means hardware and/or software that is readily available for purchase.

Compiler A program that converts another program from some source language (or programming language) to machine language (object code).

DEC                   Acronym for "Digital Equipment Corporation."

Interoperability      The ability of software and hardware, on multiple
                      machines, from multiple vendors to communicate.

Legacy Code           Existing software, including proprietary applications,
                      out-dated commercial vendor applications, data bases and element relationships, that have been in use for an extended period of time, thus accumulating the "legacy" of corporate memory, files and information system functionality that may no longer adequately satisfy the owner.

Legacy System         Existing hardware and network systems, especially
                      proprietary, closed mainframe environments or out-dated architectures that have been in use for an extended period of time, typically with limited functionality and limited or no compatibility with more modern systems. DEC's VMS operating system is an example of a Legacy System.

Network               Hardware and software data communication systems.

NT Refers to the Windows NT operating system which is the latest open system architecture for Windows developed by Microsoft Corporation.

Open Systems          Computer and communications environments based on formal
                      and de facto interface standards. Such interfaces should not be controlled by a single vendor and must be freely available. Systems built using these standard interfaces provide portability of software across standard computer platforms, Interoperability between systems and much greater choice and flexibility in systems procurement.

Operating System      The software which schedules tasks, allocates storage,
                      handles the interface to hardware and presents a default interface to the user when no application program is running.

Portability           The ease with which a software application can be made to
                      run in a new environment.

Porting The process or ability to electronically "port" or move data, files and software from one computer or Network environment to another computer or Network environment.

Proprietary           A product not conforming to open system standards, that
                      was typically developed by a particular hardware manufacturer for its own computers.

Re-engineering        The examination and modification of a system to
                      reconstitute it in a new form and the subsequent implementation of the new form.

RISC                   Acronym for reduced instruction set computing.

UNIX A widely used multi-user, general purpose operating system. A trademark of X/Open Company Limited, for an operating system originally developed at the Bell Laboratories of AT&T in the late 1960's and early 1970's and subsequently enhanced by the University of California at Berkeley, AT&T, the Open Software Foundation (OSF) and others.

VAX Virtual Address eXtension. Digital Equipment Corporation's proprietary 32-bit minicomputer, considered one of the most successful designs in industry history.

VAX/VMS As used in this Prospectus shall refer to DEC's VAX minicomputers, which utilize DEC's VMS operating system.

VMS The brand name of the proprietary multi-user, multi-tasking, virtual memory operating system provided by DEC with its VAX minicomputers.

Workstation            A general purpose computer designed to be used by one
                       person at a time and which offers higher performance than normally found in a personal computer, especially with respect to graphics, processing power and the ability to carry out several tasks at the same time.

Year 2000 Problem      The Year 2000 Problem arises from the widespread use of
                       computer programs that rely on two-digit date codes to perform computations and decision making functions. Many of these computer programs may fail due to an inability to properly interpret date codes. For example, such programs may misinterpret "00" as the year 1900 rather than 2000.

                          INDEX TO FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----
Independent Auditors Report                                                F-1

Balance Sheets -- July 31, 1996 and 1995                                   F-2

Statements of Operations --
  For the fiscal years ended July 31, 1996, 1995 and 1994                  F-3

Statements of Shareholders' Equity --
  For the fiscal years ended July 31, 1996, 1995 and 1994                  F-4

Statements of Cash Flows --
  For the fiscal years ended July 31, 1996, 1995 and 1994                  F-5

Notes to Financial Statements                                      F-6 to F-11

INDEPENDENT AUDITORS' REPORT

Accelr8 Technology Corporation:

We have audited the accompanying balance sheets of Accelr8 Technology Corporation as of July 31, 1996 and 1995, and the related statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended July 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of July 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended July 31, 1996 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Denver, Colorado
September 4, 1996



                                      F-l

ACCELR8 TECHNOLOGY CORPORATION

BALANCE SHEETS
JULY 31, 1996 AND 1995
--------------------------------------------------------------------------------

ASSETS                                               1996             1995

CURRENT ASSETS:
  Cash and cash equivalents                     $ 1,407,026         $ 437,425
  Accounts receivable                               431,252           292,536
  Prepaid expenses and other                         49,695             1,170
  Deferred tax assets (Note 6)                      123,223
                                                -----------         ---------
      Total current assets                        2,011,196           731,131
                                                -----------         ---------

PROPERTY AND EQUIPMENT:
  Computer equipment                                209,735           248,620
  Furniture and fixtures                             11,231            11,231
                                                -----------         ---------
    Total property and equipment                    220,966           259,851
  Less accumulated depreciation                    (150,453)         (189,346)
                                                -----------         ---------
    Net property and equipment                       70,513            70,505
                                                -----------         ---------

SOFTWARE DEVELOPMENT COSTS, less accumulated
 amortization: 1996, $746,260; 1995, $650,023       160,321           176,015

OTHER ASSETS (Note 7)                                75,000
                                                -----------         ---------
TOTAL                                            $2,317,030         $ 977,651
                                                 ----------         ---------

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable                               $   52,091         $  60,141
  Income taxes payable                               18,000
  Salaries and payroll taxes                         20,316            30,773
  Product development advance payable (Note 2)       50,000            50,000
  Deferred consulting revenue                        91,724
  Deferred maintenance revenue                       75,460            89,801
                                                -----------         ---------
      Total current liabilities                     307,591           230,715
                                                -----------         ---------
DEFERRED TAX LIABILITIES (Note 6)                    69,723
                                                -----------         ---------

COMMITMENTS (Note 7)

SHAREHOLDERS' EQUITY (Note 3):

 Common stock, no par value; 55,000,000
  shares authorized; 21,970,000 shares
  issued and outstanding                         1,970,970         1,970,970
 Contributed capital                                41,449            41,449
 Accumulated deficit                               (72,703)       (1,265,483)
                                               -----------         ---------

   Shareholders' equity - net                    1,939,716           746,936
                                               -----------         ---------

TOTAL                                          $ 2,317,030         $ 977,651
                                               ===========         =========

See notes to financial statements.




ACCELR8 TECHNOLOGY CORPORATION

STATEMENTS OF OPERATIONS
YEARS ENDED JULY 31,1996, 1995 AND 1994
--------------------------------------------------------------------------------

                                                1996             1995               1994

REVENUES (Note 4):
  Consulting fees                           $ 1,074,744       $ 294,130          $  41,150
  Product license and customer
    support fees                                683,997         750,584            415,007
  Resale of purchased software                  338,270         337,822            149,693
  Other (Note 5)                                                                    83,035
                                            -----------       ---------          ---------
     Total revenues                           2,097,011       1,382,536            688,885
                                            -----------       ---------          ---------
 COSTS AND EXPENSES:
  Cost  of services                             311,534         147,743            133,635
  Cost of software purchased for resale         117,737         101,266             70,084
  General and administrative                    195,802         264,365            302,663
  Marketing and advertising                     324,962         369,165            298,760
  Research and development                       33,038         129,959            152,245
                                            -----------       ---------          ---------

     Total expenses                             983,073       1,012,498            957,387
                                            -----------       ---------          ---------
 INCOME (LOSS) FROM OPERATIONS                1,113,938         370,038           (268,502)

 INTEREST INCOME                                 43,342          12,356              6,752
                                            -----------       ---------          ---------
 INCOME (LOSS) BEFORE INCOME
  TAXES                                       1,157,280         382,394           (261,750)
                                            -----------       ---------          ---------
 INCOME TAX (PROVISION) BENEFIT
  (Note 6):
  Current                                       (18,000)
  Deferred                                       53,500
                                            -----------       ---------          ---------

    Total benefit                                35,500
                                           -----------        ---------          ---------
 NET INCOME (LOSS)                          $ 1,192,780       $ 382,394          $(261,750)
                                            ===========       =========          =========

 WEIGHTED AVERAGE SHARES
  OUTSTANDING                                26,935,508      26,364,000         21,970,000
                                             ==========      ==========         ==========


 NET INCOME (LOSS) PER SHARE                $      0.04       $    0.01          $   (0.01)
                                            ===========       =========          =========

See notes to financial statements.



ACCELR8 TECHNOLOGY CORPORATION

STATEMENTS OF SHAREHOLDERS' EQUITY
YEARS ENDED JULY 31,1996, 1995 AND 1994
--------------------------------------------------------------------------------


                                       Common Stock
                                   -----------------------     Contributed       Accumulated       Shareholders'
                                      Shares        Amount       Capital          Deficit           Equity-Net


BALANCE, JULY 31, 1993              21,970,000   $1,970,970      $41,449        $(1,386,127)        $  626,292

Net loss                                                                           (261,750)          (261,750)
                                    ----------   ----------      -------        -----------         ----------

BALANCE, JULY 31, 1994              21,970,000    1,970,970       41,449         (1,647,877)           364,542

Net income                                                                          382,294            382,394
                                    ----------   ----------      -------        -----------         ----------

BALANCE, JULY 31, 1995              21,970,000    1,970,970       41,449         (1,265,483)           746,936

Net income                                                                        1,192,780          1,192,780
                                    ----------   ----------      -------        -----------         ----------

BALANCE, JULY 31, 1996              21,970,000   $1,970,970      $41,449        $   (72,703)        $1,939,716
                                    ==========   ==========      =======        ===========         ==========







See notes to financial statements



ACCELR8 TECHNOLOGY CORPORATION

STATEMENTS OF CASH FLOWS
YEARS ENDED JULY 31,1996, 1995 AND 1994
--------------------------------------------------------------------------------

                                                         1996                1995                 1994
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                  $ 1,192,780           $382,394            $(261,750)
  Adjustments to reconcile net income (loss)
   to net cash provided by (used in)
   operating activities:
   Marketing credits                                                                             (71,506)
   Depreciation and amortization                         121,600            139,072              150,821
   Deferred income tax benefit                           (53,500)
   Net change in assets and liabilities:
     Accounts receivable                                (138,716)          (108,984)             (59,701)
     Prepaid expenses and other                          (48,525)             6,705                  525
     Other assets                                        (75,000)
     Accounts payable                                     (8,050)            30,599               21,959
     Income taxes payable                                 18,000
     Salaries and payroll taxes                          (10,457)             8,001               18,267
     Deferred consulting revenue                          91,724
     Deferred maintenance revenue                        (14,341)             2,823               28,871
     Other payables                                                                              (10,365)
                                                     -----------         ----------           ----------
        Net cash provided by (used in)
         operating activities                          1,075,515            460,610             (182,879)
                                                     -----------         ----------           ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Software development costs                             (80,543)          (108,510)            (83,853)
  Purchase of computer equipment                         (25,371)
  Purchase of furniture and fixtures                                                             (3,931)
                                                     -----------         ----------           ---------
       Net cash used in investing activities            (105,914)          (108,510)            (87,784)
                                                     -----------         ----------           ----------
NET INCREASE (DECREASED) IN CASH
  AND CASH EQUIVALENTS                                   969,601            352,100            (270,663)

CASH AND CASH EQUIVALENTS,
  BEGINNING OF YEAR                                      437,425             85,325             355,988
                                                     -----------          ---------            --------
CASH AND CASH EQUIVALENTS,
  END OF YEAR                                        $ 1,407,026           $437,425            $ 85,325
                                                     ===========           ========            ========



SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES -
 In 1994, marketing credits earned and equipment valued at $71,506 were received in connection with a marketing program of a major customer (Note 5).

See notes to financial statements.

ACCELR8 TECHNOLOGY CORPORATION

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED JULY 31, 1996, 1995 AND 1994
--------------------------------------------------------------------------------

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Business - Accelr8 Technology Corporation ("Accelr8" or the "Company") is a provider of software tools and consulting services for the conversion of Digital Equipment Corporation ("DEC") legacy systems to UNIX open client/server environments. The Company's consulting services and software conversion tools enable the Company's customers to analyze and implement their UNIX conversions in a predictable and cost-effective manner. The Company's clients include a number of Fortune 1000 companies and government agencies.

     Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents - All highly liquid investments with an original maturity of three months or less at time of purchase are considered to be equivalent to cash.

     Concentration of Credit Risk - Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents and accounts receivable. The Company places its cash equivalents with a high credit quality financial institution. The Company grants credit to domestic and international clients in various industries. Exposure to losses on accounts receivable is principally dependent on each client's financial position. The Company performs ongoing credit evaluations of its client's financial condition.

     Property and Equipment - Property and equipment are recorded at cost. Maintenance and repairs are charged to expense as incurred and expenditures for major improvements are capitalized. Gains and losses from retirement or replacement are included in operations.

     Depreciation - Depreciation of property and equipment is computed using the straight-line method over the estimated useful life of the assets ranging from five to seven years.

     Software Development Costs - Costs incurred internally to develop computer softsware products and the costs to acquire externally developed software products (which have no alternative future use) to be sold, leased or otherwise marketed are charged to expense until the technological feasibility of the product has been established. After technological feasibility has been established and until the product is available for general release, software development, product enhancements and acquisition costs are capitalized. Amortization of capitalized costs is computed on a product-by-product basis over (a) the period equal to the future revenue stream of the product using the ratio that current revenues bear to the total of current and future anticipated revenues of the product, or (b) the remaining estimated economic life of the product (three years) using the straight-line method, whichever method results in the greater amount. Amortization expense relating to software development costs for the years ended July 31, 1996, 1995 and 1994 was $96,237, $113,396 and $130,762,
     respectively.

     Revenue Recognition - Revenue is recognized for consulting services as services are performed. Revenue is recognized on product licensing agreements when the Company substantially completes its obligations under the agreement and the customer has accepted the product. Revenue is recognized for customer support services on maintenance agreements using the straight-line method over the term of the agreement.

     In connection with its software business, the Company functions as a value-added reseller of computer software. The Company recognizes revenue when the computer software is delivered.

     Deferred Revenue - Deferred consulting revenues represent amounts received but not earned under consulting agreements. Deferred maintenance revenue represents amounts received but not earned under maintenance agreements.

     Income Taxes - The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." The standard generally requires that deferred income taxes be recognized on temporary differences between the financial statements and income tax basis of assets and liabilities using currently enacted tax rates.

     Earnings (Loss) Per Share - Earnings (loss) per share is computed using the weighted average number of common and common equivalent shares outstanding during the period. Common stock equivalents include stock options and warrants. Common stock equivalents were excluded from the earnings per share calculation for the year ended July 31,1994 because they were anti-dilutive.

     Reclassifications - Certain amounts in 1995 and 1994 have been reclassified to conform to the 1996 presentation.

     Stock Based Compensation - During 1995, the Financial Accounting Standards Board issued SFAS No.123, "Accounting for Stock Based Compensation." SFAS No. 123 requires that stock based compensation be either recognized or disclosed in the financial statements. The Company is required to adopt SFAS No.123 in its 1997 fiscal year. Because the Company intends to elect only the disclosure provisions of SFAS No. 123, adoption of SFAS No.123 is not expected to have a material effect on the financial position or results of operations of the Company.

2. PRODUCT DEVELOPMENT ADVANCE PAYABLE


     On September 4, 1991, the Company entered into an assistance agreement with another company wherein the Company received an advance of $50,000 to assist in the development of a specific software product which the Company was to own exclusively. Development of the software product was completed and the advance of $50,000 became payable as of July 31, 1995. As of July 31, 1996 the amount remains outstanding and although the other company has the option of converting the outstanding balance to a note bearing interest at 11% payable quarterly over a two-year period from date of conversion, they have not exercised the option.


3. SHAREHOLDERS' EQUITY

     Option Plan - The Company has reserved 3,900,000 shares of its common stock for issuance to employees under an employee stock option plan. The options vest 25% each year over a four-year period and are exercisable for three years after the date of vestiture. As of July 31,1995,1,900,000 options at $.07 per share were held by a former President of the Company which expired unexercised in December 1995.

     As of July 31, 1995, the Chairman of the Board held other options to purchase 4,800,000 shares of the Company's common stock at $.06 per share which were to expire as of December 31, 1995. The term of the options was extended to December 31, 1997 in December 1995. As of July 31, 1995, a former President of the Company held other options to purchase 1,000,000 shares of the Company's common stock at $.07 per share which expired unexercised in December 1995.

     Warrants outstanding to purchase 150,000 shares of common stock expired unused in 1995.

     Change in options and warrants outstanding for the three years ended July 31, 1996, 1995 and 1994 are summarized as follows:



                                  Exercise          Employee         Exercise   Other Options
                                   Price             Options           Price      and Warrants

Balance, July 31, 1993            $.07-.09         3,925,000         $.06-.15      5,950,000
Expired/Cancelled                 $.09               (87,500)
                                                   ---------                       ---------

Balance, July 31, 1994            $.07-.09         3,837,500         $.06-.15      5,950,000
Issued                            $.09               400,000
Expired/Cancelled                 $.09              (387,500)        $.15           (150,000)
                                                   ---------                       ---------
Balance, July 31, 1995            $.07-.09         3,850,000         $.06-.07      5,800,000
Issued                            $.09                50,000         $.06          4,800,000
Expired/Cancelled                 $.07-.09        (2,000,000)        $.06-.07     (5,800,000)
                                                   ---------                       ---------
Balance, July 31, 1996            $.09             1,900,000         $.06          4,800,000
                                                   =========                       =========
Vested, July 31, 1996             $.09             1,662,500         $.06          4,800,000
                                                   =========                       =========



4. REVENUES

     Revenue of $239,025 (11%),  $282,100 (13%),  and $353,075 (17%) in 1996 was
     derived from sales to three separate customers. Revenue of $150,381 (11%)in 1995 and $103,064 (15%) in 1994 was derived from sales to a single customer. The Company's operations are located entirely within the United States. However, in 1996, $318,393 (15%) of the Company's revenues were to foreign customers.

5.  MARKETING CREDITS

     In connection with a marketing program of a major customer, the Company was awarded marketing credits which can be used for cooperative advertising or the purchase of computer equipment. When marketing credits are exchanged for computer equipment, other revenue is recognized to the extent of the fair value of the equipment received. Other revenue relating to marketing credits was $83,035 for the year ended July 31, 1994. No marketing credits were awarded to the Company in 1995 or 1996.

6. INCOME TAXES

     During the year ended July 31, 1994, the Company changed its method of accounting for income taxes to comply with the provisions of SFAS No. 109, "Accounting for Income Taxes." Adoption of this standard did not have a significant impact on the Company's financial statements and a cumulative effect adjustment was not required. Prior to adoption of the new standard, the Company accounted for income taxes using the provisions of Statement of Financial Accounting Standards No. 96.

     The following items comprise the Company's net deferred tax assets as of July 31:

                                                  1996                1995

 Deferred tax assets:
  Deferred income                              $ 63,530             $ 57,848
  Net operating loss (NOL) carryforwards         41,693              491,197
  Alternative minimum (AMT) tax credit
    carryforwards                                18,000
                                               --------             --------
      Total                                     123,223              549,045
  Valuation allowance                                               (472,889)
                                               --------             --------
      Total                                     123,223               76,156
 Deferred tax liabilities -
   Depreciation and amortization                (69,723)             (76,156)
                                               --------             --------

 Net deferred tax assets                       $ 53,500             $      0
                                               ========             ========

     As of July 31, 1995, the Company concluded that based on available evidence, realization of existing net operating loss carryforwards was uncertain, and accordingly, a valuation allowance was recorded. During fiscal 1996, the Company's valuation allowance decreased $472,889 as the result of utilization of NOL carryforwards.

     A reconciliation of the expected income tax benefit at the federal statutory income tax rate to the Company's actual income tax expense at its effective income tax rate for the year ended July 31 are as follows:



                                                  1996              1995             1994


Federal statutory income tax rate                      34 %             34 %             34 %

Computed "expected" income taxes                $ 393,475        $ 130,014        $ (91,291)
Increase in taxes resulting from:
  State income taxes, net of federal
   tax benefit                                     38,190           12,237          (13,425)
  Change in valuation allowance                  (472,889)        (142,251)         104,716
  Other                                             5,724
                                                ---------        ---------        ---------
Income tax provision (benefit)                  $ (35,500)       $       0        $       0
                                                =========        =========        =========



     As of July 31, 1996, the Company has net operating loss carryforwards of $112,000 available to offset future taxable income expiring in 2010. Pursuant to the Tax Reform Act of 1986, net operating losses utilized in future income tax returns will be subject to alternate minimum tax and change in ownership regulations which may limit the net operating loss carryforward utilized in a given fiscal year. The Company also has AMT credit carryforwards of $ 18,000 available to offset future regular taxable income that may be carried forward indefinitely.

7. COMMITMENTS

     Operating Leases - The Company has an operating lease agreement for office space through July 31, 1996. Total rent expense was $42,989, $40,141 and $39,014 in 1996, 1995 and 1994, respectively.

     Employee  Retirement   Plan - During  the year  ended  July 31,  1996,  the
     Company established a SARSEP-IRA employee pension plan that covers substantially all full-time employees. Under the plan, employees have the option to contribute up to the lesser of 15% of their compensation or $9,240 annually to the Plan. The Company may make discretionary contributions to the Plan based on recommendations from the Board of Directors. For the year ended July 31, 1996, the Board did not authorize any contributions.

     Deferred Compensation Arrangement - During the year ended July 31, 1996, the Company established a deferred compensation plan for key employees of the Company using a "Rabbi" Trust. The Company may make discretionary contributions to the plan based on recommendations from the Board of Directors. During fiscal 1996, the Company funded deferred compensation of $75,000 awarded to the Chairman of the Board with a deposit of $75,000 with the "Rabbi" Trust. The Chairman vests in the $75,000 over the service period of January 1, 1996 through January 31, 1997. The funds are subject to the general claims of creditors and are included in other assets.


8. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

     The disclosure of estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments. "

     The carrying amounts at July 31, 1996 for cash and cash equivalents, accounts receivable, other assets, accounts payable, product development advance payable, accrued expenses and deferred revenue approximate their fair values due to the short maturity of these instruments.

9. SUBSEQUENT EVENTS

     Stock Option Plans - The Company has proposed, subject to stockholder approval, a decrease in the number of common shares reserved for issuance from 3,900,000 to 1,900,000 under its existing stock option plan and the adoption of an incentive stock option plan for employees and a non-qualified stock option plan for key employees, directors and others.


     Authorized Shares and Reverse Stock Split - The Company has proposed, subject to stockholder approval, a decrease in the number of authorized common shares from 55,000,000 to 11,000,000 and a one-for-four reverse stock split of its common stock, which is to be effected on or about November 8, 1996.

     The following is a pro forma presentation of the effects of the one-for-four reverse stock split on the number of common shares issued and outstanding and all option, warrant, and earnings (loss) per share information:

     Common stock - issued and outstanding                                      5,492,500

     Common stock reserved for issuance:
       Existing stock option plan                                                 475,000
       Proposed stock option plans:
        Incentive  stock option plan                                              700,000
        Non-qualified stock option plan                                           300,000


                                                  1996               1995         1994
     Earnings (loss) per share:

       Weighted average shares outstanding     6,733,877          6,591,000     5,492,500
                                               =========          =========     =========
       Net income (loss) per share             $    0.18          $    0.06     $   (0.05)
                                               =========          =========     =========



       Change in options and  warrants
       outstanding  for the three years
       ended July 31, 1996, 1995 and 1994
       are summarized as follows:


                                              Exercise           Employee      Exercise      Other Options
                                                Price             Options       Price         and Warrants

       Balance, July 1993                      $.28-.36          981,250       $.24-.60        1,487,500
       Expired/Cancelled                       $.36              (21,875)
                                                                 -------                       ---------
       Balance, July 31, 1994                  $.28-.36          959,375       $.24-.60        1,487,600
       Issued                                  $.36              100,000
       Expired/Cancelled                       $.36              (96,875)      $.60              (37,500)
                                                                 -------                       ---------
       Balance,July 31, 1995                   $.28-.36          962,500       $.24-.28        1,450,000
       Issued                                  $.36               12,500       $.24            1,200,000
       Expired/Cancelled                       $.28-.36         (500,000)      $.24-.28       (1,450,000)
                                                                 -------                       ---------
       Balance, July 31, 1996                  $.36              475,000       $.24            1,200,000
                                                                 =======                       =========
       Vested, July 31, 1996                   $.36              415,625       $.24            1,200,000
                                                                 =======                       ==========


                                                   * * * * *

                                                      F- 11




========================================     ===================================


No dealer,  salesperson  or other person
has   been   authorized   to  give   any
information     or    to    make     any
representation  not  contained  in  this
Prospectus,  and if given or made,  such
information or representations  must not
be relied upon as having been authorized
by the Company,  any Selling Shareholder
or  the  Underwriters.  This  Prospectus               1,000,000 Shares
does not constitute an offer to sell, or
a  solicitation  of an offer to buy, any
of the securities  offered hereby in any
jurisdiction to any person to whom it is
unlawful  to  make  such  offer  in such
jurisdiction.  Neither  the  delivery of              ACCELR8 TECHNOLOGY
this   Prospectus   nor  any  sale  made                  CORPORATION
hereunder      shall,      under     any
circumstances, create any implication that the information contained herein or that there has been no change in the affairs of the Company subsequent to such date.



      -------------------------------                    Common Stock

             TABLE OF CONTENTS
      -------------------------------

                                    Page
                                    ----

PROSPECTUS SUMMARY ..............     1
RISK FACTORS ....................     4
USE OF PROCEEDS .................     7
DIVIDEND POLICY .................     7
PRICE RANGE OF COMMON STOCK .....     8                ---------------
DILUTION ........................     9
CAPITALIZATION ..................    10                   PROSPECTUS
SELECTED FINANCIAL DATA .........    11
MANAGEMENT'S DISCUSSION AND                             ---------------
 ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS ......    12
BUSINESS ........................    15
MANAGEMENT ......................    24
PRINCIPAL SHAREHOLDERS ..........    30
SELLING WARRANTHOLDER AND
  SELLING OPTIONHOLDERS .........    31
DESCRIPTION OF SECURITIES .......    32
SHARES ELIGIBLE FOR FUTURE SALE .    32
UNDERWRITING ....................    34
LEGAL MATTERS ...................    35               JANCO PARTNERS, INC.
EXPERTS .........................    35
ADDITIONAL INFORMATION ..........    36
GLOSSARY OF TERMS ...............    37                October     , 1996
FINANCIAL STATEMENTS ............   F-1



=========================================     ==================================


                                               Cross Reference Sheet
Form SB-2
Item No.                                                                              Sections in Prospectus
--------                                                                              ----------------------

            Front of the Registration Statement and Outside Front
1           Cover of Prospectus .................................................  Cover Page

2           Inside Front and Outside Back Cover Pages of Prospectus .............   Inside Front Cover Pages; and
                                                                                    Outside Back Cover Page

3           Summary Information and Risk Factors ................................   Prospectus Summary; Risk Factors

4           Use of Proceeds .....................................................   Prospectus Summary; Use of Proceeds

5           Determination of Offering Price .....................................   Cover Page

6           Dilution ............................................................   Risk Factors; Dilution

7           Selling Security Holders ............................................   Outside From Cover Page, Selling Securityholders
                                                                                    and Selling Optionholders

8           Plan of Distribution ................................................   Prospectus Summary; Plan of Distribution

9           Legal Proceedings ...................................................   Legal Proceedings

10          Directors, Executive Officers, Promoters and Control Persons ........   Management

11          Security Ownership of Certain Beneficial Owners and Management ......   Principal Shareholders

12          Description of Securities ...........................................   Description of Securities

13          Interest of Named Experts and Counsel ...............................   Not Applicable

14          Disclosure of Commission Position on Indemnification
            for Securities Act Liabilities ......................................   Plan of Distribution and Undertakings

15          Organization within Last Five Years .................................   Not Applicable

16          Description of Business .............................................   Prospectus Summary; Business

17          Management's Discussion and Analysis or Plan of Operation ...........   Management's Discussion.and.Analysis of
                                                                                    Financial.Condition and Results of Operations

18          Description of Property .............................................   Business

19          Certain Relationships and Related Transactions ......................   Certain Transactions

20          Market for Common Equity and Related Stockholder Matters ............   Price Range of Common Stock

21          Executive Compensation ..............................................   Management - Executive Compensation

22          Financial Statements ................................................   Financial Statements

23          Changes In and Disagreements With Accountants on
            Accounting and Financial Disclosure .................................   Not Applicable



                                                                                                                     ALTERNATE A-i


                         ACCELR8 TECHNOLOGY CORPORATION

      60,000 Warrants to Purchase Common Stock by the Selling Warrantholder
            and 60,000 Shares of Common Stock Underlying the Warrants
                                       And
      90,000 Options to Purchase Common Stock by the Selling Optionholders
            and 90,000 Shares of Common Stock Underlying the Options

     This Prospectus relates to 60,000 Warrants to purchase Common Stock (the "Affiliate Warrants") by the Selling Warrantholder and 60,000 shares of Common Stock underlying the Warrants (the "Warrant Shares") and 90,000 Options to purchase Common Stock (the "Employee Options") by the Selling Optionholders and 90,000 shares of Common Stock underlying the Options (the "Option Shares"). The Affiliate Warrants, the Warrant Shares, the Employee Options, and the Options Shares shall sometimes hereinafter collectively be referred to as the "Securities." The Selling Warrantholder and the Selling Optionholders shall sometimes hereinafter be referred to as the "Selling Securityholders." Each Affiliate Warrant entitles the registered holder thereof to purchase one share of Common Stock at a price of $0.24 per share at any time and from time to time until December 31, 1997, and each Employee Option entitles the registered holder thereof to purchase one share of Common Stock at a price of $0.36 per share at any time. The exercise prices of the Affiliate Warrants and the Employee Options are subject to adjustment under certain circumstances. See "Management--Compensation Pursuant to Plans."

     The Securities offered by this Prospectus may be sold from time to time by the Selling Securityholders beginning ninety days from the date of this Prospectus or earlier with the consent of Janco Partners, Inc., the Representative of the Underwriters for the Company's concurrent public offering. No underwriting arrangements have been entered into by the Selling Securityholders. The distribution of the Securities may be effected in one or more transactions that may take place on the over-the-counter market including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale of the Affiliate Warrants, Employee Options, Warrant Shares, or Option Shares as principals at market prices prevailing at the time of sale or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholders in connection with sales of the Securities.

     The Selling Securityholders and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act") with respect to the Securities offered. The Company has agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act.

     The Company will not receive any of the proceeds from the sale of the Securities by the Selling Securityholders; however, the Company will receive the exercise price for each Affiliate Warrant and each Employee Option exercised. All costs incurred in the registration of the Securities are being borne by the Company. See "Plan of Distribution."

     On the date of this Prospectus, a Registration Statement under the Securities Act with respect to an underwritten public offering (the "Offering") of 1,000,000 shares of Common Stock (without giving effect to the over-allotment option granted to the Representative of the Underwriters of the Offering) by the Company was declared effective by the Securities and Exchange Commission (the "Commission"). See "Concurrent Sales." A total of 1,150,000 shares of Common Stock are being registered under the Securities Act. Sales pursuant to the Offering by the Company or pursuant to the sale of Common Stock by the Selling Securityholders, or even the potential of such sales, would likely have an adverse effect on the market price of the Company's Common Stock. (Continued on the next page)


                                                                  ALTERNATE A-ii

                      ------------------------------------

                           THESE SECURITIES INVOLVE A
                  HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION.
                      (See "RISK FACTORS" and "DILUTION.")
                        ---------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is ___________, 1996


                                                                 ALTERNATE A-iii

 [Add to the Prospectus as a new section immediately after "Sales by the Selling
                    Warrantholder and Selling Optionholders"]


                                CONCURRENT SALES

     On the date of this Prospectus, a Registration Statement under the Securities Act with respect to an underwritten offering of 1,000,000 shares of Common Stock by the Company was declared effective by the United States Securities and Exchange Commission. Sales of shares of Common Stock by the Company, or even the potential of such sales, would likely have an adverse effect on the market price of the Securities.



                                    [Replaces "Underwriting" in the Prospectus]


                              PLAN OF DISTRIBUTION

     The Securities offered by this Prospectus may be sold from time to time by the Selling Securityholders beginning ninety days from the date of this Prospectus or earlier with the consent of Janco Partners, Inc., the Representative of the Underwriters for the Company's concurrent public offering. No underwriting arrangements have been entered into by the Selling Securityholders. The distribution of the Securities may be effected in one or more transactions that may take place on the over-the-counter market including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale of the Affiliate Warrants, Employee Options, Warrant Shares, or Option Shares as principals at market prices prevailing at the time of sale or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholders in connection with sales of the Securities.

     The Selling Securityholders and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act") with respect to the Securities offered. The Company has agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act.

     The Company will not receive any of the proceeds from the sale of the Securities by the Selling Securityholders; however, the Company will receive the exercise price for each Affiliate Warrant and each Employee Option exercised. All costs incurred in the registration of the Securities are being borne by the Company. See Selling Warrantholder and Selling Optionholders."

       [Replaces "Selling Warrantholder and Selling Optionholders" in the
                                  Prospectus]

                SELLING WARRANTHOLDER AND SELLING OPTIONHOLDERS

     Thomas V. Geimer, the Selling Warrantholder, is offering for sale 60,000 Warrants to purchase Common Stock and 60,000 shares of Common Stock underlying the Warrants owned by him as described below. The exercise price of the Warrants is $0.24 per Share. The Company has agreed to register on this Registration Statement the 60,000 Warrants and the 60,000 shares of Common Stock issuable upon exercise of the Warrants and to pay all expenses in connection therewith (other than brokerage commissions and fees and expenses of the counsel of the holder of the Warrants). The Company will not receive any proceeds from the sale of Mr. Geimer's Warrants or the shares of Common Stock underlying the Warrants. However, the Company will receive the exercise price for any of the Warrants that are exercised. See "Management--Compensation Pursuant to Plans."

                                                                  ALTERNATE A-iv

     Five of the Company's key employees, the Selling Optionholders, who are listed below, are offering for sale 90,000 Options to purchase Common Stock and 90,000 shares of Common Stock underlying the Options owned by them as described below. The Employee Options were granted to each of the individuals identified in the table below at an exercise price of $.36 per share. All of these options have vested. The Company will not receive any proceeds from the sale of the Employee Options or the shares of Common Stock underlying the Employee Options. However, the Company will receive the exercise price for any of these Options that are exercised. See "Management--Compensation Pursuant to Plans."

     The following table sets forth the number of Employee Options (and the shares of Common Stock underlying the same) and the Affiliate's warrants (and the shares of Common Stock underlying the same) being registered hereby.

                                                  Number of
   Name of Employee                        Employee Options/Warrants
Optionholder/Warrantholder                       Registered
--------------------------                       ----------

Thomas V. Geimer                                   60,000
Franz Huber                                        30,000
Timothy M. Fitzpatrick                             30,000
James Reiss                                        12,000
Norman Rullo                                       12,000
Joseph Steger                                       6,000
                                                ---------
         Total                                    150,000



     The Selling Securityholders have no agreement with the Underwriters with respect to the sale of their Securities except that they have agreed not to sell any of their Securities for a period of ninety days from the date hereof without the prior consent of the Representative. The Securities may be sold from time to time to purchasers directly by the Selling Securityholders. Alternatively, the Selling Securityholders may from time to time offer the Securities through underwriters, dealers or agents, which may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Securities for whom they may act as agents. The Selling Securityholders may be deemed to be "underwriters" under the Securities Act.




                                                                  ALTERNATE A-v

========================================   =====================================

     NO PERSON  HAS BEEN  AUTHORIZED  TO
GIVE  ANY  INFORMATION  OR TO  MAKE  ANY
REPRESENTATIONS    OTHER    THAN   THOSE
CONTAINED  IN THIS  PROSPECTUS  AND,  IF
GIVEN  OR  MADE,  SUCH   INFORMATION  OR
REPRESENTATIONS  MUST NOT BE RELIED UPON
AS  HAVING   BEEN   AUTHORIZED   BY  THE            60,000 Warrants
COMPANY.   THIS   PROSPECTUS   DOES  NOT                  and
CONSTITUTE   AN   OFFER  TO  SELL  OR  A       60,000 Shares of Common Stock
SOLICITATION  OF AN  OFFER  TO  BUY  ANY         Underlying Such Warrants
SECURITIES  OTHER  THAN  THE  SHARES  OF
COMMON STOCK TO WHICH IT RELATES,  OR AN
OFFER OR  SOLICITATION  OF ANY PERSON IN            90,000 Options
ANY  JURISDICTION IN WHICH SUCH OFFER OR                 and
SOLICITATION  WOULD  BE  UNLAWFUL.   THE       90,000 Shares of Common Stock
DELIVERY OF THIS  PROSPECTUS AT ANY TIME         Underlying Such Options
DOES NOT IMPLY THAT  INFORMATION  HEREIN
IS CORRECT AS OF ANY TIME  SUBSEQUENT TO
ITS DATE.

     IN CONNECTION  WITH THIS  OFFERING,
THE   UNDERWRITERS   MAY  OVER-ALLOT  OR
EFFECT  TRANSACTIONS  WHICH STABILIZE OR
MAINTAIN  THE MARKET PRICE OF THE SHARES
AT  A  LEVEL   ABOVE  THAT  WHICH  MIGHT
OTHERWISE  PREVAIL  IN THE OPEN  MARKET.               ACCELR8
SUCH STABILIZING,  IF COMMENCED,  MAY BE                   TECHNOLOGY
DISCONTINUED AT ANY TIME.                             CORPORATION


      TABLE OF CONTENTS             Page
     -----------------              ----
Prospectus Summary                      1
Risk Factors                            4
Use Of Proceeds                         7
Dividend Policy                         7
Price Range Of Common Stock             8
Dilution                                9
Capitalization                         10
Selected Financial Data                11
Management's Discussion And                            --------------
 Analysis Of Financial Condition
 And Results Of Operations             12                PROSPECTUS
Business                               15
Management                             24              --------------
Principal Shareholders                 30
Selling Warrantholder And
 Selling Optionholders                 31
Description Of Securities              32             JANCO PARTNERS, INC.
Shares Eligible For Future Sale        32
Underwriting                           34
Legal Matters                          35
Experts                                35
Additional Information                 36
Glossary Of Terms                      37
Financial Statements                  F-1

                                                       October ___, 1996



==========================================   ===================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 22. Indemnification of Officers and Directors

     The Amended and Restated Articles of Incorporation and the Bylaws of the Company, respectively filed as Exhibits (3.1) and (3.2), provide that the Company will indemnify its officers and directors for costs and expenses incurred in connection with the defense of actions, suits or proceedings where the officer or director acted in good faith and in a manner he reasonably believed to be in the Company's best interest and is a party by reason of his status as an officer or director, absent a finding of negligence or misconduct in the performance of duty. The Underwriting Agreement filed herewith as Exhibit (1.1), and incorporated herein by reference, provides for reciprocal indemnity between the Company and the Underwriter.

Item 23. Other Expenses of Issuance and Distribution

     The following table sets forth the estimated expenses payable by the registrant in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions):

S.E.C. Registration Fees                                      $     3,263
N.A.S.D. Filing Fees                                                1,577
State Securities Laws Fees and Expenses (Blue Sky)                 25,000
Nasdaq National Market Filing Fee                                  33,732
Printing and Engraving                                             30,000
Legal Fees                                                         75,000
Representative's Non-Accountable Expense Allowance                127,500*
Accounting Fees and Expenses                                       30,000
Transfer Agent's Fees and Costs of Certificates                     5,000
Miscellaneous Expenses                                             10,000
                                                               ----------
         Total                                                 $  341,072
                                                               ==========

----------------------------------
* Thirty-Five thousand dollars of this amount has previously been paid by the Company.

Item 24. Recent Sales of Unregistered Securities

     During the past three years, the Company has not engaged in the sale of any of its securities that were not registered under the Securities Act.

Item 25. Exhibits

     The following Exhibits are filed as part of the Registration Statement.

Exhibit
  No.                                   Document
--------                                --------

 1.1 Form of Underwriting Agreement by and between Accelr8 Technology Corporation and Janco Partners, Inc.(1)

 1.2       Agreement Among Underwriters(1)

 1.3       Form of Selected Dealers Agreement(1)

 3.1       Amended Articles of Incorporation of the Company(2)

 3.2       Bylaws of the Company(2)

 4.1       Specimen Stock Certificate(1)

 4.2       Form of Representative's Warrant(1)

 5.1       Opinion of Schlueter & Associates, P.C. as to legality of Common
           Stock(2)

10.1 Warrant of the Company to Thomas V. Geimer for the purchase of shares of common stock of the Company(2)

10.2 Warrant of the Company to Thomas V. Geimer for the purchase of shares of common stock of the Company(2)

10.3       Option Agreement between Thomas V. Geimer and the Company(2)

10.4 Option Agreement between Franz Huber and the Company dated December 19, 1989(1)

10.5 Option Agreement between Timothy M. Fitzpatrick and the Company dated April 27, 1992(1)

10.6       Option Agreement between James Reiss and the Company dated January 6,
           1994(1)

10.7 Option Agreement between Norman Rullo and the Company dated December 27, 1989(1)

10.8 Option Agreement between Joseph Steger and the Company dated October 25, 1995(1)

10.9       Lease with 1700 Grant Associates, Ltd., dated March 31, 1992(1)

10.10 Deferred Compensation Agreement entered into by Registrant and Thomas V. Geimer, dated March 4, 1996(1)

10.11 Deferred Compensation Plan Trust Agreement entered into by Registrant and Kenneth R. Bennington, Trustee, dated March 1, 1996(1)

10.12      Form of Lock-up Agreement(2)

10.13      Form of Trade Secret Non-Disclosure Agreement(2)

23.1 Consent of Deloitte & Touche LLP, independent certified public accountants for the Company(2)
23.2       Consent of Schlueter & Associates will be included in Exhibit 5.1(2)
24.1       Powers of Attorney(2)
--------------------------------------
(1)   Previously filed
(2)   Filed herewith

Item 26. Undertakings

     The undersigned registrant hereby undertakes:

     (1) To provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (3) For the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A under the Securities Act and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (5) To file, during any period in which the Registrant offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) (ss.230.424(b) of this chapter) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of registration fee" table in the effective registration statement.

          (iii) Include any additional or changed material information on the plan of distribution.

     (6) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on October 28, 1996.

                                      ACCELR8 TECHNOLOGY CORPORATION



                                       By: /s/ Harry J. Fleury
                                           ------------------------------------
                                           Harry J. Fleury, President


                                POWER OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Thomas V. Geimer and Harry J. Fleury, and each of them, attorneys-in-fact for the undersigned, each with the power of substitution, for the undersigned, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      Signature                       Title                       Date
      ---------                       -----                       ----

/s/ Harry J. Fleury             President                               10/28/96
-------------------------------
Harry J. Fleury


/s/ Thomas V. Geimer            Director, Principal Executive Officer,  10/28/96
------------------------------- Principal Financial Officer, and
Thomas V. Geimer                Principal Accounting Officer

/s/ David C. Wilhelm            Director                                10/28/96
-------------------------------
David C. Wilhelm


/s/ A. Alexander Arnold III     Director                                10/28/96
-------------------------------
A. Alexander Arnold III